UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AAR CORP.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 9, 2013

August 30, 2013

To Our Stockholders:

We cordially invite you to attend our 2013 annual meeting of stockholders. Information about the annual meeting is set forth below and in the accompanying proxy statement.

Date:	Wednesday, October 9, 2013
Time:	9:00 a.m., Chicago time
Place:	AAR CORP. One AAR Place 1100 North Wood Dale Road Wood Dale, Illinois 60191
Purposes:	At the annual meeting, you will be asked to:

•

Elect four Class II directors;

•

Vote on an advisory resolution to approve Fiscal 2013 executive compensation;

•

Approve the AAR CORP. 2013 Stock Plan;

•

Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm; and

•

Transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote your shares at the annual meeting if you were a stockholder on August 19, 2013.
Voting:

Your vote is important. We encourage you to vote your shares as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board of Directors,
Robert J. Regan Vice President, General Counsel and Secretary

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

i

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on Wednesday, October 9, 2013:

Copies of this Notice and Proxy Statement,
the Company's 2013 Annual Report to Stockholders
and its Annual Report on Form 10-K for the fiscal year ended May 31, 2013 are available free of charge at www.proxyvote.com.

2013 PROXY STATEMENT SUMMARY

This summary highlights certain information addressed in more detail elsewhere in this proxy statement.
Please read carefully the entire proxy statement before voting your shares.

Annual
Meeting:	• Time and Date:	Wednesday, October 9, 2013 at 9:00 a.m., Chicago time
	• Place:	AAR CORP. One AAR Place 1100 North Wood Dale Road Wood Dale, Illinois 60191
	• Record Date:	Monday, August 19, 2013
• Voting:
Stockholders of record as of the record date may vote by Internet at www.proxy.vote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card or voting information card; or in person at the annual meeting.

	Proposal	Board Recommendation
Proposal 1:	Election of four Class II directors (pages 5-9):	FOR ALL NOMINEES

Name	Age	Brief Biography
Norman R. Bobins	70	Since 2008, Non-Executive Chairman of The PrivateBank and Trust Company — Chicago (a financial services company).
Ronald R. Fogleman	71
Since 2009, Non-Executive Chairman of Alliant Techsystems, Inc. (an aerospace, defense and commercial products company); since 1997, President and Chief
Operating Officer of B Bar J
Cattle & Consulting Company (a
		consulting company).
James E. Goodwin	69	Since 2009, Chairman of Federal Signal Corporation (a safety and security products manufacturer).
Marc J. Walfish	61	Since 2003, Founding Partner of Merit Capital Partners (a mezzanine investor company).

	Proposal	Board Recommendation
Proposal 2:	Vote on an advisory resolution to approve the Fiscal 2013 executive compensation paid to the Company's named executive officers (pages 10-11).	FOR
Proposal 3:	Approval of the AAR CORP. 2013 Stock Plan (pages 12-19).	FOR
Proposal 4:	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm (page 20).	FOR

Business
Performance:	Fiscal 2013 Highlights
The Company reported solid performance results in Fiscal 2013 (beginning June 1, 2012 and ending May 31, 2013), including:
• Record annual sales of $2.14 billion, including a 14.4% increase in sales to commercial customers;
• Earnings per share of $1.85 before adjustment for a defense logistics program charge, and $1.38 after adjustment;
• Free cash flow of $125.3 million and cash flow from operations of $163 million;
• Reduction in net debt of $91 million, and reduction of 3,657,091 shares in its diluted share count from 42,143,292 shares on June 1, 2012 to 38,486,201 shares on May 31, 2013;
• Repurchase of nearly one million shares of common stock at an average price of $14.90; and
• Stock price increase of 73.5% during Fiscal 2013 to $20.06 on May 31, 2013 from $11.56 on June 1, 2012 (the closing stock price on August 29, 2013 was $25.77 per share).
Executive
Compensation:	Fiscal 2013 Highlights
The Compensation Committee of the Board of Directors took the following key executive compensation actions in Fiscal 2013:

•

Froze the base salaries of the named executive officers of the Company for the first half of Fiscal 2013 pending review of the Company's performance and the operating environment in which the Company conducts business, and then approved a 2.5% prospective increase for the second half of Fiscal 2013 in response to the Company's improved performance;

• Approved above-target annual cash incentives for the named executive officers based upon the Company's Fiscal 2013 earnings per share and free cash flow results;

•

Reduced, at management's recommendation, the long-term stock incentive compensation opportunities awarded to the named executive officers at the beginning of Fiscal 2013 by approximately 40% of their Fiscal 2012 levels in response to the Company's stock price performance in Fiscal 2012;

•

Implemented a new incentive compensation recoupment policy to provide for the "clawback" of incentive compensation in the event of a restatement of the Company's financial statements involving the misconduct of an executive officer;

• Increased stock ownership and retention guidelines for directors and executive officers; and
• Added hedging and pledging prohibitions to the Company's insider trading policy.

The following table reflects the impact of the Compensation Committee's decisions on the total direct compensation (base salary, annual cash incentive and long-term incentive compensation) paid to David P. Storch, the Company's Chief Executive Officer, in Fiscal 2013 as compared to Fiscal 2012:

Chief Executive Officer — Total Direct Compensation
Compensation Element	Fiscal 2012	Fiscal 2013
Base Salary	$867,000	$877,838
Annual Cash Incentive	$850,000	$1,350,685
Long-Term Incentive Compensation	$2,274,210	$1,314,720
Total Direct Compensation	$3,991,210	$3,543,243

•

Approximately 75% of the CEO's Fiscal 2013 total direct compensation was variable performance-based compensation, consisting of annual cash incentives and long-term incentive compensation (stock awards whose value is based on the Company's stock price performance):

Fiscal 2013 CEO Compensation Mix

v

Key Compensation Policies and Practices
The following policies and practices are key elements of the Company's executive compensation program:
•	Annual advisory stockholder approval of executive compensation
•	Non-guaranteed performance-based bonuses
•	Significant vesting periods for stock options and stock awards
•	No repricing of underwater stock options
•	No dividends on unearned performance-based restricted stock
•	Stock ownership and retention guidelines for directors and executive officers
•	Policy prohibiting short sales, pledging and hedging transactions
•	No tax gross-ups (except in two grandfathered contracts that were not up for renewal in Fiscal 2013)
•	Clawback of incentive compensation in the event of certain financial restatements

Corporate
Governance:	Good corporate governance is an essential part of the Company's culture. The following table identifies the Company's key corporate governance practices and related director information:

Corporate Governance Information	As of August 30, 2013
Size of Board	11
Number of Independent Directors	9
Average Age of Directors	64
Average Tenure of Directors	9 years
Director Retirement Age	72 on nomination date
Lead Director	Yes
Stock Ownership and Retention Guidelines	Yes
Annual Stock Grant to Non-Employee Directors	Yes
Independent Directors — Executive Sessions	Yes
Independent Compensation Consultant	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Business Ethics and Conduct	Yes
Ethics Hotline Policy	Yes
Related Person Transaction Policy	Yes
Disclosure Committee for Financial Reporting	Yes
Annual Advisory Stockholder Approval of Executive Compensation	Yes

One AAR Place
1100 North Wood Dale Road
Wood Dale, Illinois 60191

We will hold our 2013 annual meeting of stockholders on Wednesday, October 9, 2013, at 9:00 a.m., Chicago time, at AAR CORP.'s corporate headquarters located at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191. We cordially invite you to attend the annual meeting and ask that you vote on the proposals described in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving the proxy materials?

Our Board of Directors is providing these proxy materials to you, beginning on or about August 30, 2013, in connection with its solicitation of proxies for use at the Company's 2013 annual meeting of stockholders.

What information is contained in the proxy materials?

The proxy materials contain information about the proposals to be voted on at the annual meeting, the compensation of our directors and most highly paid executive officers, corporate governance and other information about the Company.

How do I access the proxy materials electronically?

Again this year we are pleased to be distributing our proxy materials via the Internet under the "notice and access" approach permitted by the rules of the Securities and Exchange Commission ("SEC"). This approach reduces the cost and environmental impact of printing and distributing the proxy materials for our annual meeting.

We mailed a "Notice of Internet Availability of Proxy Materials" to all of our stockholders on or about August 30, 2013 so that you can choose to receive your proxy materials and vote your shares over the Internet. The Notice provides you with instructions on how to:

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  Access and review our proxy materials over the Internet;

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  Submit your vote over the Internet; and

  •
  Request and receive printed proxy materials.

This proxy statement and our annual report to stockholders for the fiscal year ended May 31, 2013 (referred to in this proxy statement as "Fiscal 2013") may be viewed online at www.proxyvote.com.

 What proposals are stockholders voting on at the annual meeting?

Stockholders will vote on four proposals at the annual meeting:

  •
  Proposal 1 — The election of Norman R. Bobins, Ronald R. Fogleman, James E. Goodwin and Marc J. Walfish as Class II directors to serve until the 2016 annual meeting of stockholders;

  •
  Proposal 2 — An advisory resolution to approve Fiscal 2013 executive compensation;

  •
  Proposal 3 — Approval of the AAR CORP. 2013 Stock Plan; and

  •
  Proposal 4 — The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending May 31, 2014 (referred to in this proxy statement as "Fiscal 2014").

Who is entitled to vote?

You are entitled to vote your shares if you were an AAR CORP. stockholder at the close of business on August 19, 2013. This date is referred to in this proxy statement as the "record date."

Stockholder of Record.    If you were a "stockholder of record" at the close of business on the record date, you may vote your shares at the annual meeting. You are a "stockholder of record" if your shares are registered in your name with the Company's transfer agent.

Beneficial Owner.    If you were a "beneficial owner" of shares at the close of business on the record date, you must give voting instructions to your broker, bank or other intermediary who is the "nominee" holder of your shares. You are a "beneficial owner" of shares if your shares are held in a stock brokerage account or by a bank or other nominee. The Company has directed brokers, banks and other nominees to obtain voting instructions from their beneficial owners. Proxies submitted by nominees on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the beneficial owners. You will receive additional instructions from your broker, bank or other nominee explaining how you may vote your shares held in street name.

A list of stockholders of record entitled to vote will be available at the Company's corporate headquarters for 10 days prior to the meeting and at the meeting location during the meeting.

On the record date, 39,589,654 shares of common stock of the Company were outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the annual meeting.

How do stockholders vote by proxy or in person?

Stockholders of record at the close of business on the record date may vote on the matters that are before the annual meeting by proxy by completing, signing, dating and returning the enclosed proxy card, by voting by telephone or over the Internet, or by attending the annual meeting and voting in person.

How do stockholders vote by telephone or over the Internet?

Specific instructions for using the telephone and Internet voting methods are set forth on the proxy card. These instructions are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded. You may vote by telephone or over the Internet 24 hours a day, seven days a week, until 10:59 p.m. (Chicago time) on the day prior to the annual meeting. If you vote by telephone or over the Internet, please do not return your proxy card.

How do stockholders revoke a proxy?

You may revoke your proxy (e.g., to change your vote) at any time before it is exercised by:

  •
  Sending a written notice of revocation to the Secretary of the Company at the Company's address listed on the first page of this proxy statement;

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  Submitting another proxy by telephone or over the Internet;

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  Delivering a later dated, signed proxy; or

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  Voting in person at the annual meeting.

How will the proxy holders vote the shares?

The proxy holders will vote shares in accordance with instructions on the proxy card. If no instructions are given, the proxy holders will vote the shares as follows:

  •
  FOR the election of all of the four Class II director nominees;

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  FOR the advisory resolution on Fiscal 2013 executive compensation;

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  FOR the approval of the AAR CORP. 2013 Stock Plan; and

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  FOR the ratification of KPMG LLP as the Company's independent registered public accounting firm for Fiscal 2014.

If any other matter properly comes before the annual meeting, the proxy holders will use their judgment to vote in a manner consistent with the best interest of stockholders. If any director nominee becomes unavailable for election for any reason prior to the annual meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

What are the quorum and vote requirements?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares of common stock entitled to vote at the meeting is present in person or by proxy at the annual meeting. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining whether there is a quorum. A "broker non-vote" will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Please note that brokers will have discretionary authority to vote your shares on the ratification of KPMG; however, brokers may not vote your shares on the election of directors, the advisory resolution on executive compensation or approval of the AAR CORP. 2013 Stock Plan without your specific instructions. Please return your proxy card or vote by telephone or over the Internet so that your vote can be counted.

Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each matter to be presented to the stockholders at the annual meeting and the effect of "withhold" votes, abstentions, and broker non-votes.

	Required Vote	Effect of "Withhold" Votes, Abstentions and Broker Non-Votes
Proposal 1 — Election of Class II Directors	Affirmative vote of a plurality of the shares of common stock present and entitled to vote (the four nominees who receive the greatest number of votes will be elected directors of the Company).	"Withhold" votes and broker non-votes will have no effect on the voting for the election of directors.
Proposal 2 — Advisory Resolution on Fiscal 2013 Executive Compensation	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	Abstentions will have the effect of a vote "against" and broker non-votes will have no effect on the voting for this matter.
Proposal 3 — Approval of the AAR CORP. 2013 Stock Plan	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	Abstentions will have the effect of a vote "against" and broker non-votes will have no effect on the voting for this matter.
Proposal 4 — Ratification of the Appointment of KPMG LLP	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	Abstentions will have the effect of a vote "against"; there will be no broker non-votes for this matter.

Who is the Company's proxy solicitor?

The Company has engaged D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist the Company in soliciting proxies at a total estimated cost of $11,500, plus reasonable out-of-pocket expenses. The cost of soliciting proxies will be paid by the Company. D. F. King & Co., Inc. may solicit proxies by mail, telephone, facsimile, e-mail, or in person. Certain officers, directors and employees of the Company may also solicit proxies for no additional compensation.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall consist of between three and 15 directors, with the exact number of directors to be set from time to time by the Board. The number of directors is currently set at 11. The members of the Board are divided into three classes, each having a three-year term that expires in successive years: Class I (three directors), Class II (four directors), and Class III (four directors).

The Board of Directors has nominated four individuals to be elected as Class II directors at the annual meeting, each to serve a three-year term expiring at the 2016 annual meeting or until the individual is succeeded by another qualified director who has been duly elected. The nominees for director in Class II at the annual meeting are Norman R. Bobins, Ronald R. Fogleman, James E. Goodwin and Marc J. Walfish.

Each nominee is currently serving as a director of the Company. Each nominee has been determined by the Board to be "independent" within the meaning of the rules of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC").

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

 Information about Our Director Nominees and Our Continuing Directors

Information about the director nominees and continuing directors whose terms expire in future years is set forth below:

DIRECTOR NOMINEES

Class II Directors whose terms expire at the 2013 annual meeting	Director Since
NORMAN R. BOBINS, 70: Since 2008, Non-Executive Chairman of The PrivateBank and Trust Company - Chicago (a financial services company). From May 2007 until October 2007, Chairman of the Board of LaSalle Bank Corporation. From 2002 to 2007, President and Chief Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, President and Chief Executive Officer of ABN AMRO North America. From 2002 to 2007, Senior Executive Vice President at ABN AMRO Bank N.V., the Dutch parent of LaSalle Bank Corporation.	2007
Current public company directorships: AGL Resources Inc., Aviv REIT, Inc., PrivateBancorp, Inc. and SIMS Metal Management Limited.

Director Qualifications: The Board of Directors concluded that Mr. Bobins should serve as a director of the Company based on his 44 years of banking experience, his financial and accounting knowledge, his service as a director of other public companies, and his civic involvement as a director of various not-for-profit organizations.

RONALD R. FOGLEMAN, 71: Since 2009, Non-Executive Chairman of Alliant Techsystems, Inc. (an aerospace, defense and commercial products company); since 1997, President and Chief Operating Officer of B Bar J Cattle & Consulting Company (a consulting company). From 1994 to 1997, General, Chief of Staff of the United States Air Force, Washington, D.C.	2001
Current public company directorship: Alliant Techsystems, Inc.

Director Qualifications: The Board of Directors concluded that General Fogleman should serve as a director of the Company based on his leadership skills and record of accomplishment during a 34-year career with the United States Air Force, his business experience and business relationships gained through his senior management positions at two consulting organizations, his understanding of the government defense and services markets and his service as a director of other public companies. General Fogleman was elected as the Lead Director in April 2013.

JAMES E. GOODWIN, 69: Since 2009, Chairman of Federal Signal Corporation (a safety and security products manufacturer). From 2007 to 2008, Interim President and Chief Executive Officer of Federal Signal Corporation. From 2001 to 2007, an independent business consultant. From 1999 to 2001, Chairman and Chief Executive Officer of UAL, Inc. and United Airlines, Inc., from which he retired after 34 years. From 1998 to 1999, President and Chief Operating Officer of United Airlines, Inc. From 1992 to 1998, Senior Vice President of United Airlines, Inc.	2002
Current public company directorships: Federal Signal Corp. and John Bean Technologies Corporation.

Director Qualifications: The Board of Directors concluded that Mr. Goodwin should serve as a director of the Company based on his airline industry experience and expertise, including his leadership positions at UAL, Inc. and United Airlines, Inc., his management experience and his financial expertise, as well as his global consulting experience and his service as a director of other public companies.

MARC J. WALFISH, 61: Since 2003, Founding Partner of Merit Capital Partners (a mezzanine investor company). From 1991 to 2003, partner at William Blair Mezzanine Capital Partners. From 1978 to 1991, various positions at Prudential Capital Corporation, most recently as Senior Vice President.	2003

Director Qualifications: The Board of Directors concluded that Mr. Walfish should serve as a director of the Company based on his experience in the finance industry, including as a founding partner of Merit Capital Partners, a mezzanine investor company, his knowledge of the capital markets and his expertise in corporate finance, strategic planning and risk management.

CONTINUING DIRECTORS

Class III Directors whose terms expire at the 2014 annual meeting	Director Since
PATRICK J. KELLY, 58: Since 1986, Managing Director of KMK & Associates, LLC (a private equity firm with interests in companies operating in the food, distribution, technology, financial services, real estate and energy industries).	2006

Director Qualifications: The Board of Directors concluded that Mr. Kelly should serve as a director of the Company based on his leadership and operational experience at various businesses, his background as a long-term chief executive officer and his business expertise gained through his experience at a private equity firm with a diversified portfolio of operating companies.

PETER PACE, 67: General, U.S. Marine Corps (Retired). From 2005 to 2007, Chairman of the Joint Chiefs of Staff.	2012
Current public company directorships: Laserlock Technologies, Inc., Pike Electric Corp., Qualys, Inc. and Textura Corporation.
Other public company directorship held in the past five years: Wi2Wi Corporation.

Director Qualifications: The Board of Directors concluded that General Pace should serve as a director of the Company based on his leadership and management skills and experience from over 40 years of service with the United States Marine Corps, culminating in his appointment as the 16th Chairman of the Joint Chiefs of Staff (the most senior position in the United States Armed Forces), where he served from 2005 to 2007 as the principal military adviser to the President, the Secretary of Defense, the National Security Council and the Homeland Security Council.

TIMOTHY J. ROMENESKO, 56: Since 2007, President and Chief Operating Officer of AAR CORP. From 1994 to 2007, Vice President, Chief Financial Officer and Treasurer of AAR CORP. From 1991 to 1994, Corporate Controller of AAR CORP.	2007

Director Qualifications: The Board of Directors concluded that Mr. Romenesko should serve as a director of the Company based on his current leadership position as President and Chief Operating Officer of the Company, his experience in various accounting and financial capacities during his 32-year career with the Company and his knowledge of the Company's commercial aviation and government and defense services markets.

RONALD B. WOODARD, 70: Since 2003, Chairman of MagnaDrive, Inc. (an industrial torque transfer equipment company, which he co-founded following his retirement from The Boeing Company after 32 years). From 1995 to 1998, President of the Boeing Commercial Airplane Group. From 1991 to 1994, Vice President and General Manager of the Renton Division of Boeing Commercial Aircraft. From 1987 to 1991, President of deHavilland Aircraft. Prior to that, Vice President and General Manager of the Materiel Division of Boeing Commercial Aircraft, and various other management positions.	2004
Current public company directorship: Coinstar, Inc.
Other public company directorship held in the past five years: Continental Airlines, Inc.

Director Qualifications: The Board of Directors concluded that Mr. Woodard should serve as a director of the Company based on his management and manufacturing experience as a senior officer of The Boeing Company, his knowledge of the commercial aviation industry and his experience as a director of other public companies, including Continental Airlines, Inc.

Class I Directors whose terms expire at the 2015 annual meeting	Director Since
ANTHONY K. ANDERSON, 57: Since 2012, an independent business consultant. From 2006 to April 2012, Vice Chairperson and Managing Partner of Midwest Area at Ernst & Young LLP (a global accounting firm). Prior thereto, served in various management positions during a 35-year career with Ernst & Young LLP.	2012
Current public company directorships: Avery Dennison Corp., Exelon Corp. and First American Financial Corporation.

Director Qualifications: The Board of Directors concluded that Mr. Anderson should serve as a director of the Company based on his 35 years working with a global accounting firm, his accounting and financial knowledge, his leadership in developing management talent programs, his service as a director of other public companies, and his professional, civic and charitable service, including as a director of numerous not-for-profit organizations.

MICHAEL R. BOYCE, 65: Since 2005, Chairman and Chief Executive Officer of PQ Corporation (a specialty chemicals and catalyst company). Since 1998, Chairman and Chief Executive Officer of The Peak Group (an operating and acquisition company). From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. (a chemicals company).	2005
Current public company directorship: Stepan Company.

Director Qualifications: The Board of Directors concluded that Mr. Boyce should serve as a director of the Company based on his experience as Chairman and Chief Executive Officer of two leading global organizations, his insight into global manufacturing, supply and distribution practices and his international business development skills.

DAVID P. STORCH, 60: Since 2007, Chairman of the Board and Chief Executive Officer of AAR CORP. From 2005 to 2007, Chairman of the Board, President and Chief Executive Officer of AAR CORP. From 1996 to 2005, President and Chief Executive Officer of AAR CORP. From 1989 to 1996, President and Chief Operating Officer of AAR CORP. From 1988 to 1989, Vice President of AAR CORP.	1989
Current public company directorships: KapStone Paper and Packaging Corp. and Kemper Corporation.

Director Qualifications: The Board of Directors concluded that Mr. Storch should serve as a director of the Company based on his current position as Chairman and Chief Executive Officer of the Company, his leadership and management skills, his understanding of the Company's businesses gained during his 35-year career with the Company, his knowledge of the commercial aviation and government and defense services markets, and his leadership role in transforming the Company into a leading international provider of products and services to the commercial aviation and government and defense services markets, with front-end manufacturing and after-market support to domestic and international customers.

 PROPOSAL 2 — ADVISORY RESOLUTION ON
FISCAL 2013 EXECUTIVE COMPENSATION

We are asking our stockholders to approve the following advisory resolution on the compensation awarded to our named executive officers for Fiscal 2013, as disclosed in this proxy statement:

  "RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the named executive officers for Fiscal 2013, as reported in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

We encourage our stockholders to read the "Compensation Discussion and Analysis" and the "Summary Compensation Table" and other related compensation tables and narrative located elsewhere in this proxy statement. These sections, which are incorporated herein by reference, describe our executive compensation policies and practices and provide detailed information about the compensation of our named executive officers.

Our Board of Directors recommends a vote "FOR" this advisory resolution because it believes that the executive compensation paid to the named executive officers was fair and appropriate in light of the Company's Fiscal 2013 performance. In support of this conclusion, the Board relied on the following principal factors, all of which are more fully explained in the "Compensation Discussion and Analysis" section of this proxy statement:

  •
  The named executive officers (and all employees with a base salary of more than $100,000) did not receive a base salary increase for the first half of Fiscal 2013. They received a 2.5% base salary increase for the second half of Fiscal 2013 in response to the Company's improved performance;

  •
  The Fiscal 2013 executive compensation program provided incentive opportunities under the short-term incentive plan that were focused on the Company's performance in two critical areas: earnings per share and free cash flow (meaning cash flow from operations less capital expenditures). The Company achieved outstanding free cash flow results: Fiscal 2013 free cash flow of $125.3 million exceeded target by 109%. Earnings per share was $1.62 for purposes of the annual cash incentive calculation, which was 98% of the earnings per share target of $1.65;

  •
  Fiscal 2013 stock awards under the Company's long-term incentive plan were less than 40% of Fiscal 2012 stock awards in response to the Company's stock price performance during the fiscal year ended May 31, 2012;

  •
  The Company achieved record sales results in Fiscal 2013 ($2.14 billion). The Company increased sales to commercial customers by 14.4% and successfully integrated its international acquisitions of Telair International GmbH, Nordisk Aviation Products, AS and Airinmar Holdings Limited;

  •
  The Company's stock price increased 73.5% in Fiscal 2013 to $20.06 on May 31, 2013 from $11.56 on June 1, 2012;

  •
  The Company's compensation policies and practices have proven effective over time in achieving its compensation goals of attracting, retaining, motivating and rewarding executives and aligning their interests with the interests of the Company's stockholders; and

  •
  The Company has in place a performance-based compensation system that links executive pay to the performance of the Company. In Fiscal 2013, variable performance-based compensation — meaning annual cash incentives and long-term incentive compensation — represented 75% of the CEO's Fiscal 2013 total direct compensation and at least 60% of each other named executive officer (except Mr. Poulton who resigned in October 2012).

Our Board of Directors determined that the advisory resolution, commonly known as a "say on pay" proposal, should be voted on annually by our stockholders given the importance of the Company's executive compensation program. While the advisory resolution is not binding on the Board of Directors, the Board will review and consider the results of the "say on pay" vote, the opinions of our stockholders, and other relevant factors in making future decisions regarding the Company's executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — APPROVAL OF THE AAR CORP. 2013 STOCK PLAN

The Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved, subject to the approval of the Company's stockholders, the AAR CORP. 2013 Stock Benefit Plan, effective as of October 9, 2013 (the "Plan"). The Board recommends approval of the Plan by the Company's stockholders. If approved by the stockholders, the Plan will succeed the AAR CORP. Stock Benefit Plan (the "Prior Plan").

The Plan will be the only active stock-based compensation plan maintained by the Company. It provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights ("SARs") to key employees and non-employee directors. The purpose of the Plan is to encourage key employees and non-employee directors to increase their investment in the Company and to provide additional opportunities to share in the success of the Company. These opportunities are intended to foster in key employees and non-employee directors a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future.

Annual equity awards to key employees and non-employee directors were granted in June and July 2013 under the Prior Plan. It is expected that there will not be sufficient shares of the Company's common stock under the Prior Plan to cover future grants. If the Plan is approved by the Company's stockholders at this annual meeting, any shares of the Company's common stock not subject to outstanding awards under the Prior Plan as of the date of the stockholder approval will no longer be available for issuance under the Prior Plan. No awards will be made under the Plan unless it is approved by the stockholders. If the Plan is not approved by the stockholders, the Prior Plan will remain in effect in accordance with its terms.

Reasons Why Stockholders Should Approve the Plan

The Company believes that its future success depends in large part on its ability to attract, retain and motivate high quality employees and non-employee directors, and that its ability to provide equity-based and performance-based awards is critical to achieving this success. The Company believes that it would be at a severe competitive disadvantage if it could not use these types of awards to recruit and compensate its employees and non-employee directors.

The Company views its use of stock-based awards as an essential part of the Company's compensation program and as an important element in achieving the program's goals. These awards help align pay with performance and allow the Company to better link the financial interests of employees and non-employee directors with stockholders. The Company also believes that equity compensation motivates employees and non-employee directors to create stockholder value because the value they realize from equity compensation is based in large part on the Company's common stock price performance.

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

  •
  Shares that are used to pay the stock option exercise price or required tax withholding on any award may not be used for future grants under the Plan;

  •
  Dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the performance goals are met;

  •
  Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to 10 years from the date of grant;

  •
  Repricing of stock options or SARs without stockholder approval is prohibited;

  •
  Awards do not automatically vest upon a change in control of the Company unless the Compensation Committee so provides in the award agreements; and

  •
  The award agreements under the Plan provide that Company has the ability to "claw back" stock compensation in the event of a restatement of the Company's financial statements.

The Company, through its Compensation Committee, believes that it has prudently managed awards under the Prior Plan, giving proper consideration to the dilutive impact of stock awards on stockholder equity. The Company expects its practice of repurchasing shares of its common stock will mitigate, at least in part, the impact of any dilution. In Fiscal 2013, the Company repurchased nearly one million shares at an average price of $14.90. The Company further expects share usage under the Plan to be generally consistent with share usage under the Prior Plan, with the Plan shares likely to be awarded over the next two years at which time the Company would seek stockholder approval for the award of any additional shares under the Plan.

Description of the Plan

The following is a summary of the Plan. It is qualified by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Administration.    The Plan is administered by the Compensation Committee (the "Committee"), which is comprised of directors who satisfy the "non-employee director" definition under Rule 16b-3 of the Securities Exchange Act of 1934 and the "outside director" definition under Section 162(m) of the Internal Revenue Code. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

As permitted by the Plan, the Committee has delegated to the Chief Executive Officer (acting in his capacity as a director of the Company) authority to grant Awards to key employees other than himself who are not officers subject to Section 16 of the Securities Exchange Act of 1934 or who are or may become subject to Section 162(m) of the Internal Revenue Code. Such awards will be consistent with the terms and conditions set forth in the forms of award agreement approved by the Committee. The CEO's grant authority for Fiscal 2014 is limited to awards covering 50,000 shares.

Number of Shares of Common Stock.    The number of shares of the Company's common stock that may be issued under the Plan is 2,500,000 shares. Stock options and SARs will reduce the number of available shares by one share for each share subject to the option or SAR, and stock awards and stock units settled in shares will reduce the number of available shares by two shares for every one share delivered. Awards that may be settled only in cash will not reduce the number of shares available for issuance.

Shares issuable under the Plan may be authorized and unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award for any reason, the shares subject to the award will again be available for issuance under the Plan, to be added back in the same multiple as when they were awarded. By contrast, any shares subject to an award that are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the Plan. The number of shares of common stock issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock dividend or other distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan.

Of the shares available for issuance, the maximum number of shares as to which a single key employee may receive stock options and SARs in any calendar year is 800,000, and the maximum number of shares issuable as stock awards and stock unit awards intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code to any single key employee in any calendar year is 300,000.

Eligibility.    All employees of the Company designated as key employees for purposes of the Plan and all non-employee directors of the Company are eligible to receive awards under the Plan. As of August 1, 2013, approximately 200 key employees and all non-employee directors were eligible to participate in the Plan.

Awards to Participants.    The Plan provides for discretionary grants of stock options, stock awards, stock unit awards and SARs to participants. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the Plan.

Stock Options.    The Committee may grant non-qualified stock options or incentive stock options to key employees and non-qualified stock options to non-employee directors. Each stock option represents the participant's right to purchase a share of common stock of the Company by paying the exercise price of the option. The Committee has the discretion to set the terms and conditions applicable to the options, including the number of shares subject to the option and the vesting schedule; provided that (i) the exercise price of each stock option will not be less than the closing price of the Company's common stock on the date on which the option is granted ("fair market value"), (ii) each option will expire ten years from the date of grant, and (iii) no option can be amended such that it would be considered a "repricing" without stockholder approval. It is intended that stock options qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which an incentive stock option is exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, so much of the incentive stock option that does not exceed the $100,000 limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the Company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted after 10 years from the date the Plan is adopted.

Stock Awards.    The Committee may grant stock awards to participants. Stock awards consist of shares of common stock granted without any consideration from the participant. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by the Company and will be paid only when and to the extent the restrictions on such stock award lapse, and the Committee in its discretion can accumulate and hold the dividends on any other stock award until the restrictions on the shares lapse.

Stock Units.    The Committee may grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock of the Company or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. A participant will not be a stockholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The Committee may provide that the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents payable on performance-based stock units will be held by the Company and paid only when and to the extent the restrictions lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

SARs.    SARs may be awarded to key employees under the Plan. Each SAR entitles the key employee to receive the difference between the fair market value of the common stock on the date of exercise of the right and the exercise price thereof, multiplied by the number of shares with respect to which the right is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that (i) the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, (ii) each SAR will expire ten years from the date of grant, and (iii) no SAR can be amended such that it would be considered a "repricing" without stockholder approval. It is intended that SARs qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

Performance-Based Awards.    The Committee has the discretion to establish restrictions on any stock awards and stock unit awards to qualify the awards as "performance-based compensation" under Section 162(m) of the Internal Revenue Code so that they are fully deductible by the Company for federal income tax purposes. In such case, the Committee may establish performance goals for certain performance periods and targets for achievement of the performance goals, and the restrictions on the award will lapse if the performance goals and targets are achieved for the designated performance period. The performance goals will be based on one or more of the following criteria: earnings, earnings per share or earnings per share growth; earnings before interest and taxes, or earnings before interest, taxes, depreciation and/or amortization; share price; total stockholder return; return on assets; net asset turnover; inventory turnover; return on capital or return on invested capital; return on equity; cash flow; net or pre-tax income; profit margin; market share; expense management; revenue; revenue growth; stockholder equity; leverage ratio; investment rating; and debt coverage. Such goals may be applicable to the Company as a whole or one or more of its business units and may be applied on an absolute basis or relative to other companies or indices, as determined by the Committee. In addition, the Committee may provide that performance goals will be adjusted for any events or occurrences (including acquisition or disposition expenses, litigation, judgments or settlements, changes in United States tax laws or accounting principles, reorganization or restructuring expenses, extraordinary charges, significant, non-recurring charges or credits and changes in foreign exchange rates), as may be determined by the Committee.

Historical Share Grant and Delivery/Vesting Table.    The table below highlights for the prior three fiscal years the timing of (i) the grant of all equity awards and (ii) the vesting of the equity awards. Non-performance-based stock awards granted during this period vest 50% on the fourth anniversary of the grant date and 50% on the fifth anniversary of the grant date. Performance-based stock awards granted during this period are conditioned on meeting the applicable performance goals at the end of a three-year vesting period, and then are subject to a three-year time-based vesting schedule, vesting 33 1/3% each year. Stock options vest 25% on each of the first four anniversaries of the grant date. The Company believes that this disclosure helps to evaluate the dilutive impact of its equity compensation program, taking into account (i) the shares that are actually delivered pursuant to the vesting of the stock awards and (ii) the shares that are subject to vested stock options.

	Shares Granted (#)			Shares Delivered/Vested (#)[1]
	2011	2012	2013	2011	2012	2013
Performance-based restricted stock	269,000	363,000	53,000	187,000	296,000	304,000
Non-performance based restricted stock	135,000	344,000	114,000	30,000	74,000	22,000
Stock options	721,000	169,000	972,000	501,000	484,000	447,000
Total	1,125,000	876,000	1,139,000	718,000	854,000	1,627,000
Average weighted shares outstanding (in millions)	38.4	38.8	38.3	38.4	38.8	38.3
1
Represents shares delivered in connection with the vesting of stock awards and shares subject to stock options that vest.

The Company commits that, with respect to the number of shares subject to awards granted over the next three fiscal years (Fiscal 2014, Fiscal 2015 and Fiscal 2016), it will maintain an average annual burn rate over that period that does not exceed 3.70% of weighted common shares outstanding, which is the burn rate cap established by Institutional Shareholder Services ("ISS") for companies in our GICs code. The Company's average burn rate for the period of Fiscal 2012, 2013 and 2014 (to date) was 3.67%, and its burn rates for Fiscal 2013 and 2014 (to date) were 3.41% and 3.53%, respectively, all of which comply with the ISS cap. The Company's average burn rate for the three-year period of Fiscal 2011, 2012 and 2013 was 3.82%, slightly above the

ISS cap, due to a higher than normal burn rate in Fiscal 2012 when the Company had a grant of performance-based stock triggered by a stock price acceleration feature under its long-term incentive compensation plan. For purposes of calculating the number of shares in a particular year, all shares will first be converted into option-equivalent shares, meaning in the Company's case that each share that is subject to performance-based and time-based restricted stock awards will count as equivalent to two option shares.

Provisions Relating to a Change in Control of the Company.    The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control. The current award agreements to be approved by the Committee provide that upon a change in control, outstanding awards become immediately vested and exercisable, all restrictions on awards lapse and any performance-based goals are deemed satisfied at the target level.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan.    The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in a material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in a material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, neither the Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option or SAR without prior stockholder approval. Repricing is broadly defined to include reducing the exercise price of a stock option or SAR or cancelling a stock option or SAR in exchange for cash, other stock options or SARs with a lower exercise price or other stock awards. An equitable adjustment to the awards to reflect changes in the capital structure of the Company or similar events does not constitute repricing for purposes of this prohibition.

No awards may be granted under the Plan on or after October 9, 2023.

Summary of Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.    A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.    A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised no later than three months after the participant's termination of employment for any reason other than death or disability and no later than one year after termination of the participant's employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards and Stock Unit Awards.    If the participant receives a stock award, the participant generally will recognize ordinary income upon becoming entitled to transfer the shares at the end of any restriction period without forfeiture. A participant generally will recognize ordinary income when he receives shares or cash pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on the day the restrictions lapse, or the amount of cash received. This amount will also be the participant's tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount of ordinary income previously recognized by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

SARs.    A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Awards Granted under the Plan

Awards granted under the Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. In Fiscal 2013, the Committee made the following grants under the Prior Plan:

	Performance-Based Restricted Stock	Time-Based Restricted Stock	Stock Options
David P. Storch	24,000	24,000	144,000
Timothy J. Romenesko	12,000	12,000	72,000
Richard J. Poulton	7,200	7,200	43,200
Michael J. Sharp	2,880	2,880	17,280
Randy J. Martinez	0	0	25,000
Robert J. Regan	7,200	7,200	43,200
All current executives (including those above)	46,080	46,080	351,480
All non-employee directors	0	45,000	0
All other employees	0	7,500	611,700

On August 29, 2013, the Company's closing stock price was $25.77 per share.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR APPROVAL OF THE AAR CORP. 2013 STOCK PLAN.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP  AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's independent registered public accounting firm reports to, and is engaged at the direction of, the Audit Committee of the Company's Board of Directors.

The Audit Committee appointed KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for Fiscal 2014, after consideration and determination of KPMG's independence in light of all services rendered to the Company and its performance as the Company's independent registered public accounting firm. The Board of Directors asks that stockholders ratify the appointment of KPMG as the Company's independent registered public accounting firm for Fiscal 2014. Representatives of KPMG are expected to be present at the annual meeting, with the opportunity to make a statement if they so desire and to respond to appropriate questions of stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed by KPMG to the Company for Fiscal 2012 and Fiscal 2013 for audit, audit-related, tax, and other services provided by the Company's independent registered public accounting firm.

Description of Fees	Fiscal 2012 ($)	Fiscal 2013 ($)
Audit Fees	1,745,635	1,689,980
Audit-Related Fees[1]	221,781	136,375
Tax Fees[2]	298,776	373,317
All Other Fees	—	—
1
Audit-related fees in Fiscal 2012 were for a comfort letter, due diligence, technical research on convertible debt accounting and statutory audits of foreign subsidiaries. Fiscal 2013 audit-related fees were for two comfort letters, purchase price allocation and related acquisition work, technical research and statutory audits of foreign subsidiaries.

2
Tax fees include domestic and foreign income tax return reviews.

Audit Committee pre-approval is required for any audit, audit-related, tax or other services to be provided by the independent registered public accounting firm.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

 Audit Committee Report for Fiscal 2013

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Company's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process and systems of internal control. The Company's independent registered public accounting firm is responsible for auditing the Company's financial statements and the effectiveness of internal controls over financial reporting and for expressing opinions thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended May 31, 2013 with the Company's management and representatives of the Company's independent registered public accounting firm, including a discussion of the reasonableness of significant judgments and accounting estimates, and clarity of disclosures in the financial statements. The Audit Committee also reviewed with management and the independent registered public accounting firm the preparation of the financial statements and related disclosures contained in the Company's earnings announcements and quarterly reports. Management has represented to the Audit Committee that the Company's financial statements were prepared in accordance with United States generally accepted accounting principles ("GAAP"), and the independent registered public accounting firm has expressed an opinion based on their audit that the financial statements are in conformance with GAAP in all material respects. The Audit Committee is not responsible for planning or conducting audits, or the determination that the Company's financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the independent registered public accounting firm.

The Audit Committee reviewed and discussed with the independent registered public accounting firm and management the overall scope and plans for the audit, the quality, adequacy and assessment of the effectiveness of internal controls over financial reporting, and the Internal Audit Department's management, organization, responsibilities, budget and staffing. The Audit Committee also met with the independent registered public accounting firm representatives without management present and discussed the results of their audits, their evaluation of the Company's internal controls over financial reporting, disclosure controls and the overall quality (not just acceptability) of the Company's accounting policies and financial reporting.

The Audit Committee also discussed with the representatives of the independent registered public accounting firm (i) the matters required to be discussed by Public Company Accounting Oversight Board AU 380 ("Communication with Audit Committee"), and (ii) the independent registered public accounting firm's independence from the Company and its management, including the matters in the written disclosures and letter furnished to the Audit Committee by the independent registered public accounting firm and required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee determined that the non-audit services provided to the Company by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm's independence.

In reliance on its review of the audited financial statements and the discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 31, 2013 for filing with the SEC.

The Audit Committee also reviewed and assessed the adequacy of the Audit Committee charter and conducted an Audit Committee self-assessment in which it concluded that the Committee operates effectively and successfully carried out all of its charter responsibilities.

Respectfully submitted,

Audit Committee

  James E. Goodwin, Chairman
  Anthony K. Anderson
  Norman R. Bobins
  Patrick J. Kelly
  Marc J. Walfish
  Ronald B. Woodard

CORPORATE GOVERNANCE

The Company is committed to good corporate governance. We regularly review our policies and procedures, giving due consideration to current developments and "best practices." We believe that we comply with all applicable SEC and NYSE rules and regulations, and we have adopted additional corporate governance practices that we believe are in the best interests of the Company and its stockholders.

Copies of the following corporate governance documents are available on the Company's website at www.aarcorp.com under "Investor Relations/Corporate Governance":

  •
  Corporate Governance Guidelines

  •
  Categorical Standards for Determining Director Independence

  •
  Code of Business Ethics and Conduct

  •
  Audit Committee Charter

  •
  Compensation Committee Charter

  •
  Nominating and Governance Committee Charter

  •
  Executive Committee Charter

These corporate governance documents are also available in print to any stockholder upon written request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement.

The Company maintains an Ethics Hotline through an independent third-party provider to receive confidential complaints, information, suggestions or recommendations concerning the Company, its officers, directors, employees, policies, procedures, employment and business practices, accounting or audit matters, financial reporting or compliance with other Company policies or applicable regulatory or legal requirements. The Ethics Hotline is toll-free and permits callers to identify themselves or remain anonymous at their election.

Director Nominations and Qualifications

The Board of Directors, acting through its Nominating and Governance Committee, is responsible for identifying, evaluating and recommending candidates for director. The Nominating and Governance Committee obtains recommendations from management, other directors, business and community leaders, and stockholders, and may retain the services of a consultant to assist in identifying candidates. The Nominating and Governance Committee considers all director candidates in the same manner, including director candidates recommended by stockholders, regardless of the source of the recommendation. In its evaluation of director candidates, the Nominating and Governance Committee considers the factors specified in the Company's Corporate Governance Guidelines, including:

  •
  A high level of integrity and professional and personal ethics and values consistent with those of the Company;

  •
  Professional background and relevant business and industry experience;

  •
  Current employment, leadership experience and other board service;

  •
  Demonstrated business acumen or special technical skills or expertise (e.g., audit, financial, legal or aviation/aerospace), particularly in areas where the Board currently lacks specific skills;

  •
  A commitment to enhancing stockholder value and serving the interests of all stockholders;

  •
  Independence (including within the meaning of the applicable NYSE rules) and freedom from any conflicts of interest that would interfere with a director's ability to discharge his duties;

  •
  Willingness and ability to make the commitment of time and attention necessary for effective Board service;

  •
  A balance of business, financial and other experience, expertise, capabilities and perspectives among sitting directors in the context of the current composition of the Board, operating requirements of the Company and long-term interests of stockholders; and

  •
  Other factors the Nominating and Governance Committee deems appropriate.

The Nominating and Governance Committee considers the racial, ethnic and gender diversity of the Board and director candidates, as well as the diversity of their knowledge, skills, experience, background and perspective, to assure that the Company maintains the benefit of a diverse, balanced and effective Board.

A full list of the qualifications of director candidates considered by the Committee is set forth in the Corporate Governance Guidelines on the Company's website at www.aarcorp.com under "Investor Relations/Corporate Governance" and is available in print to any stockholder upon written request to the Secretary of the Company at the address listed on the first page of this proxy statement. The Nominating and Governance Committee regularly reviews these qualifications and the performance of individual directors and the Board as a whole.

Following its evaluation of director candidates, the Nominating and Governance Committee recommends its director nominees to the Board of Directors. Based on its review and consideration of the Committee's recommendation, the Board makes the final determination of director nominees to be elected by the Company's stockholders.

Stockholders may submit a proposed nomination to the Nominating and Governance Committee for consideration with respect to the 2014 annual meeting of stockholders by writing to the Secretary, AAR CORP., One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191. To be considered, proposed nominations must be received by the Secretary of the Company no later than April 12, 2014, must state the reasons for the proposed nomination and contain the information required under the Company's By-Laws, including the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations, information as to stock ownership, other arrangements regarding the common stock, and any other qualifications. Proposed nominations must also include a statement indicating that the proposed nominees have consented to being named in the proxy statement and to serve if elected.

 Director Independence

A majority of the members of the Board of Directors must be independent directors under the Company's Corporate Governance Guidelines and applicable SEC and NYSE rules. The Nominating and Governance Committee and the Board of Directors review each director annually and make a determination concerning independence after consideration of all known facts and circumstances. The Board has established categorical standards to assist it in determining director independence. The Company's "Categorical Standards for Determining Director Independence" include all of the elements of the applicable SEC and NYSE rules with respect to director independence, as well as those of the Company, and are available on the Company's website. Based on these categorical standards, its review of all relevant facts and information available, and the recommendations of the Nominating and Governance Committee, the Board, at its meeting in July 2013, affirmatively determined that no director has a material relationship with the Company that would impair the director's ability to exercise independent judgment and, accordingly, that each director is an independent director, except for David P. Storch, due to his status as Chairman of the Board and Chief Executive Officer of the Company, and Timothy J. Romenesko, due to his status as President and Chief Operating Officer of the Company. Under the NYSE rules, a director employed by the Company is not an independent director by definition.

Board Leadership, Including Lead Director

The Board of Directors determines the leadership structure for the Board and the Company in a manner that it believes best serves the interests of the Company's stockholders.

The Board amended the Corporate Governance Guidelines in April 2013 to create the position of a Lead Director. Elected by the independent directors, the Lead Director chairs all executive sessions of the independent directors and works closely with the Chief Executive Officer on Board agendas, schedules and meetings. In April 2013, the independent directors elected Ronald R. Fogleman as the Company's Lead Director.

The Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer. Currently, the Company's Chief Executive Officer, David P. Storch, is also Chairman of the Board. The Board believes a combined Chairman and Chief Executive Officer is the most effective and appropriate leadership structure for the Board and the Company at this time for the following principal reasons:

  •
  Mr. Storch is the second Chairman and Chief Executive Officer in the Company's 62-year history. This stability at the most senior executive position within the Company has had a strong and positive impact on the Company's culture and contributed to the Company's ability to respond to business cycles in the commercial aviation and government and defense services markets.

  •
  Mr. Storch has served the Company in senior management positions for over 23 years (beginning in 1989 as President and Chief Operating Officer of the Company, his assumption of the Chief Executive Officer title in 1996 and his assumption of the Chairman of the Board title in 2005). Prior to becoming President, Mr. Storch started and grew the Company's engine business into its then largest subsidiary.

  •
  Mr. Storch's expertise and experience provides the Company with a unique skill-set, including: his knowledge of the commercial aviation and government and defense services markets; his shaping of the Company's culture; his understanding of the Company's businesses, employees and customers; and his leadership role in the Company's transformation from a supplier of aircraft parts and aftermarket services for commercial airlines into a leading international provider of products and services to the commercial aviation and government and defense services markets.

  •
  The Board of Directors provides substantial independent oversight of the conduct of the Company's business, including through the interaction and communication between the Lead Director and the Chief Executive Officer. The independent directors meet regularly in executive sessions, including at every regularly scheduled Board meeting, after which the Lead Director briefs Mr. Storch, as appropriate.

  •
  The Board of Directors conducts an annual evaluation of the Chairman and Chief Executive Officer that focuses on Mr. Storch's performance in carrying out the responsibilities of the two positions. In Fiscal 2013, the Board concluded at his evaluation that Mr. Storch's performance as Chairman and Chief Executive Officer of the Company continued to serve the best interests of the Company's stockholders.

Risk Management Oversight

The Board of Directors, directly and through its committees, is responsible for overseeing management's process for assessing and managing the Company's exposure to risks. In that role, the Board regularly reviews and responds to management's business strategies and initiatives, the Company's quarterly and annual financial results, and information relating to the Company's competitive position, customer base, and capital and liquidity position. The Board holds an annual strategy session with senior management devoted entirely to a review and consideration of the Company's businesses, markets, customers, competitors, and strategic initiatives and direction. This meeting includes an assessment of the key challenges and risks of the Company's businesses, and the opportunities for addressing and responding to these challenges and risks.

The Audit Committee, on behalf of the Board, oversees the enterprise risk management committee, which is composed of Company employees and is responsible for identifying the principal risks to the Company, developing and implementing risk mitigation strategies, auditing the effectiveness of the risk mitigation strategies and reporting to the Audit Committee. The enterprise risk management committee meets regularly with the Audit Committee to review and discuss the Company's principal risks and outline its risk mitigation approach for addressing these risks. The Audit Committee reports to the Board on risks relating to accounting, financial reporting and legal compliance, risks identified by the Company's internal and external auditors, and matters raised through the Company's Ethics Hotline. The Compensation Committee oversees and reports to the Board on the Company's incentive compensation programs to assure that they are appropriately structured to incentivize officers and key employees while assuring appropriate risk. The Nominating and Governance Committee oversees and reports to the Board on corporate governance risks, including director independence and related party transactions.

The Board and its committees receive information from and have regular access to the individual members of management responsible for managing risk, including the Company's Chief Executive Officer, President, Chief Financial Officer, Group Vice Presidents, Controller, General Counsel and Internal Auditor. The directors meet each quarter with a broader group of the Company's employees at regularly scheduled Board dinners as an informal way of learning more about the Company's businesses and its employees. The Board also schedules at least one meeting per year at a Company facility to promote interaction with local management and employees and allow directors a first-hand opportunity to inspect the Company's business operations. In Fiscal 2013, the Board visited two of the Company's facilities.

Executive Sessions

Independent directors of the Board meet in executive session without management as part of each regular Board meeting and otherwise when circumstances make it advisable or necessary. The Lead Director presides at the executive sessions of independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board, the Chairman of the Board, the Lead Director, independent directors as a group, or any individual director or Committee Chairman by mail addressed to:

  AAR CORP.
  Attention: Independent Directors, Lead Director or the name of the individual director
  c/o Corporate Secretary
  One AAR Place
  1100 North Wood Dale Road
  Wood Dale, Illinois 60191

The independent members of the Board of Directors have approved procedures for the processing, review and disposition of all communications sent by stockholders or other interested parties to the Board of Directors, most recently in April 2013.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines to codify long-standing policies and procedures and to demonstrate its commitment to corporate governance best practices. These Guidelines, under the administration of the Nominating and Governance Committee of the Board of Directors, address director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, management evaluation and succession, and the annual performance evaluation of the Board of Directors. These Guidelines are reviewed and approved annually by the Nominating and Governance Committee and the Board of Directors, most recently in April 2013.

Code of Business Ethics and Conduct

The Company's Code of Business Ethics and Conduct adopted by the Board of Directors applies to all directors, officers, and employees, including the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, and the Chief Accounting Officer and Controller. The purpose of the Code of Business Ethics and Conduct is to promote the highest ethical standards in the Company's business practices and procedures, including the ethical handling of actual or apparent conflicts of interest; full, fair and timely disclosure; and compliance with applicable laws and governmental rules and regulations. Employees are encouraged to report to the Company any conduct that they believe in good faith to be in violation of the Code of Business Ethics and Conduct. We will post any amendments to the Code of Business Ethics and Conduct and any waivers from the Code granted by the Board to directors or executive officers on the Company's website, as required under SEC rules.

The Board reviewed and revised the Code of Business Ethics and Conduct in Fiscal 2013 to ensure that it reflects evolving best practices.

Related Person Transaction Policy

The purpose of the Related Person Transaction Policy, as adopted by the Board of Directors, is to provide for the identification, review, and consideration of transactions between the Company or its subsidiaries and any related persons. "Related persons" means: the Company's directors; director nominees; executive officers; greater than five percent beneficial owners of the Company's voting securities; members of their immediate families; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner, a principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Under the Policy, any related person transaction involving amounts in excess of $120,000 must be reviewed, considered, and approved by the Board of Directors directly or through the Nominating and Governance Committee. Review of a proposed related person transaction takes into consideration the purpose of, and the potential benefits to the Company from, the related person transaction, and the impact of the related person transaction on a director's independence in the event that the related person is a director or an immediate family member of a director. No member of the Board or the Nominating and Governance Committee may participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Policy provides that the Company may undertake certain pre-approved related person transactions (e.g., transactions in which the related person's interest derives solely from his or her service as a director of another corporation or entity that is a party to the transaction) without further specific review, consideration and approval.

The Company has a Founder's Agreement with Ira A. Eichner, the Founder and former Chairman of the Board of the Company. The Founder's Agreement recognizes Mr. Eichner's extraordinary contributions to the Company for over 55 years and the value to the Company of an ongoing relationship with Mr. Eichner. Under the Founder's Agreement, upon request of the Company and subject to his availability, Mr. Eichner serves as an ambassador for the Company and provides consulting services on operational and strategic issues. Mr. Eichner receives a quarterly retainer of $25,000. Mr. Eichner also participates in the Company's Non-Employee Directors' Retirement Plan until December 1, 2015 (see "— Director Compensation Table," footnote 5). Mr. Eichner is Mr. Storch's father-in-law.

 Board Committees

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee. The following table identifies the current members of each committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Anthony K. Anderson	X	X
Norman R. Bobins	X	X
Michael R. Boyce		X	X
Ronald R. Fogleman		X	Chair	X
James E. Goodwin	Chair		X	X
Patrick J. Kelly	X		X
Peter Pace		X	X
Timothy J. Romenesko
David P. Storch				Chair
Marc J. Walfish	X		X	X
Ronald B. Woodard	X	Chair

Audit Committee

The Audit Committee is comprised entirely of independent directors qualified to serve on the Audit Committee under applicable SEC and NYSE rules and the Company's Categorical Standards for Determining Director Independence. Its members are James E. Goodwin (Chairman), Anthony K. Anderson, Norman R. Bobins, Patrick J. Kelly, Marc J. Walfish, and Ronald B. Woodard. The Board of Directors has determined that each Audit Committee member is an "audit committee financial expert" within the meaning of applicable SEC rules.

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was reviewed and approved by the Audit Committee and the Board of Directors at their July 2013 meetings. The full text of the Audit Committee charter appears on the Company's website and is available in print to any stockholder upon written request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement.

The Audit Committee is primarily concerned with the integrity of the Company's financial statements, compliance with legal and regulatory requirements and the performance of the Company's internal audit function and independent registered public accounting firm. The Audit Committee performs the specific functions described in its charter, including:

  •
  Approves and engages the independent registered public accounting firm that audits the Company's consolidated financial statements;

  •
  Pre-approves all non-audit and audit-related services furnished by the independent registered public accounting firm;

  •
  Maintains communication between the Board and the independent registered public accounting firm;

  •
  Monitors the qualifications, independence and performance of the independent registered public accounting firm;

  •
  Oversees and reviews the Company's financial reporting processes and practices;

  •
  Oversees and reviews the quality and adequacy of internal controls over financial reporting, disclosure controls and the organization and performance of the Company's internal audit department;

  •
  Reviews the scope and results of audits;

  •
  Oversees the Company's enterprise risk management committee; and

  •
  Meets with the independent registered public accounting firm representatives and internal audit department representatives without members of management present.

The Audit Committee held seven meetings during Fiscal 2013. The Audit Committee Report for Fiscal 2013 appears on pages 21-22.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors as defined under applicable SEC and NYSE rules and the Company's Categorical Standards for Determining Director Independence. Its members are Ronald B. Woodard (Chairman), Anthony K. Anderson, Norman R. Bobins, Michael R. Boyce, Ronald R. Fogleman and Peter Pace.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was reviewed and approved by the Compensation Committee and the Board of Directors at their July 2013 meetings. The full text of the Compensation Committee charter appears on the Company's website and is available in print to any stockholder upon written request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement.

The Compensation Committee is primarily concerned with establishing, reviewing and approving Chief Executive Officer compensation, reviewing and approving other senior executive compensation and overseeing the AAR CORP. Stock Benefit Plan and any other compensation and employee benefit plans. The Compensation Committee performs the specific functions described in its charter, including:

  •
  Reviews and approves compensation policies and practices for all elected corporate officers, including named executive officers;

  •
  Sets the compensation of the Chief Executive Officer and, together with the full Board, evaluates the Chief Executive Officer's performance;

  •
  Administers the Company's annual cash incentive and long-term stock incentive programs for officers, the AAR CORP. Stock Benefit Plan, and the AAR CORP. Section 162(m) Incentive Goal Program;

  •
  Recommends director compensation and benefits to the Board for approval; and

  •
  Oversees administration of certain other employee benefit, director deferred compensation, savings and retirement plans.

The Compensation Committee held three meetings during Fiscal 2013. The Compensation Committee Report on Executive Compensation for Fiscal 2013 appears on page 56. Information about the role of the Compensation Committee consultant and management in the executive compensation process is set forth under the "Compensation Discussion and Analysis" section on pages 51 - 52.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent directors as defined under applicable SEC and NYSE rules and the Company's Categorical Standards for Determining Director Independence. Its members are Ronald R. Fogleman (Chairman), Michael R. Boyce, James E. Goodwin, Patrick J. Kelly, Peter Pace, and Marc J. Walfish.

The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was reviewed and approved by the Nominating and Governance Committee and the Board of Directors at their July 2013 meetings. The full text of the Nominating and Governance Committee charter appears on the Company's website and is available in print to any stockholder upon written request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement.

The Nominating and Governance Committee is responsible for both nominating and governance matters as described in its charter. The Nominating and Governance Committee performs the specific functions described in its charter, including:

  •
  Oversees the composition, structure and evaluation of the Board and its committees;

  •
  Reviews, considers, and acts upon related person transactions;

  •
  Develops and recommends Corporate Governance Guidelines for Board approval; and

  •
  Monitors and screens directors for independence and recommends to the Board qualified candidates for election as directors and to serve on Board committees.

The Nominating and Governance Committee held four meetings during Fiscal 2013.

Executive Committee

The Executive Committee is comprised of David P. Storch (Chairman), James E. Goodwin, Ronald R. Fogleman and Marc J. Walfish, each of whom is an independent director as defined by applicable SEC and NYSE rules and the Company's Categorical Standards for Determining Director Independence.

The Executive Committee acts pursuant to a written charter adopted by the Board of Directors. The charter was reviewed and approved by the Executive Committee and the Board of Directors at their July 2013 meetings. The full text of the Executive Committee charter appears on the Company's website and is available in print to any stockholder upon written request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement.

The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise certain powers of the Board with respect to urgent matters or other matters referred to it by the Board for deliberation or action, subject to limitations imposed by the Committee's charter, the Board, applicable law and the Company's By-Laws.

The Executive Committee held one meeting during Fiscal 2013.

 Board Meetings and Attendance

During Fiscal 2013, the Board held five meetings and acted by unanimous written consent on two occasions. All persons who were directors during Fiscal 2013 attended at least 75% of the Board meetings and meetings of Board committees on which they served.

The Company's Corporate Governance Guidelines provide that directors are expected to attend all stockholder meetings. All the members of the Company's Board of Directors attended the Company's 2013 annual meeting of stockholders.

Director Compensation

The Board believes that compensation for any director who is not an officer or employee of the Company or any subsidiary should be a mix of cash and equity compensation. Director compensation and benefits are recommended to the Board of Directors from time to time by the Compensation Committee for Board approval. Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board or any of its committees.

The following table identifies the elements of director compensation in effect during Fiscal 2013:

Compensation Element	Fiscal 2013 Non-Employee Director Compensation Program
Annual Retainer	$50,000
Lead Director Annual Retainer	$30,000
Committee Chair Annual Retainer	$10,000
Board and Committee Meeting Fees	$2,500 per meeting ($1,250 for telephone meetings)
Annual Stock Award	5,000 shares of common stock (vesting after one year)

All retainers are paid quarterly, and meeting fees are paid promptly following each meeting attended. The annual stock award was approved at the Board's January 2013 meeting with an effective date of June 1, 2013. Each non-employee director may elect to defer receipt of the retainers and meeting fees pursuant to the Company's Non-Employee Directors' Deferred Compensation Plan (the "Director Plan"). Under the Director Plan, deferred retainer fees are converted into stock units equivalent to shares of common stock, and deferred meeting fees are credited with interest quarterly based on the 10-Year United States Treasury Bond rate. Distributions of deferred retainer fees under the Director Plan are paid in cash or in shares of common stock of equivalent value, at the participant's election, and distribution of deferred meeting fees are made in cash, in each case upon termination of service on the Board or on the happening of certain other events, as specified in the Director Plan.

Each non-employee director, upon being elected a director, receives term life insurance coverage of $200,000 and is eligible (with spouse) to participate in a Company-paid, annual physical program. The Company also reimburses its directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

At its January 2013 meeting, the Board approved the same director compensation program in Fiscal 2014 that was in effect in Fiscal 2013. The Board further decided, at its April 2013 meeting, that the Lead Director shall receive an annual retainer of $30,000 beginning September 2013.

Director Compensation Table

The following table sets forth all compensation paid to each non-employee director for Fiscal 2013:

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
Anthony K. Anderson	60,000	54,628	0	0	0	13,124	127,752
Norman R. Bobins	81,250	57,800	0	0	0	720	139,770
Michael R. Boyce	78,750	57,800	0	0	0	720	137,270
James G. Brocksmith, Jr.	42,500	57,800	0	0	0	300	100,600
Ronald R. Fogleman	87,500	57,800	0	0	0	1,867	147,167
James E. Goodwin	96,250	57,800	0	0	0	6,220	160,270
Patrick J. Kelly	85,000	57,800	0	0	0	5,956	148,756
Peter Pace	77,500	57,800	0	0	0	7,612	142,912
Marc J. Walfish	86,250	57,800	0	0	0	8,548	152,598
Ronald B. Woodard	91,250	57,800	0	0	0	720	149,770

1
Mr. Storch and Mr. Romenesko are not included in this table as they are employee directors of the Company and receive no additional compensation for their service as directors. Their compensation from the Company is set forth in the Summary Compensation Table in this proxy statement. Mr. Brocksmith retired from the Board on October 10, 2012.

2
The following table provides a breakdown of director fees earned or paid in cash for Fiscal 2013:

Name	Annual Retainer ($)	Committee Chair Retainer Fees ($)	Meeting Fees ($)	Total ($)
Anthony K. Anderson	37,500	0	22,500	60,000
Norman R. Bobins	50,000	0	31,250	81,250
Michael R. Boyce	50,000	0	28,750	78,750
James G. Brocksmith, Jr.	25,000	0	17,500	42,500
Ronald R. Fogleman	50,000	10,000	27,500	87,500
James E. Goodwin	50,000	10,000	36,250	96,250
Patrick J. Kelly	50,000	0	35,000	85,000
Peter Pace	50,000	0	27,500	77,500
Marc J. Walfish	50,000	0	36,250	86,250
Ronald B. Woodard	50,000	10,000	31,250	91,250

3
The amounts in this column reflect the aggregate grant date fair value of the Fiscal 2013 stock awards granted to each non-employee director computed in accordance with FASB ASC Topic 718. As of May 31, 2013, each non-employee director held 1,334 unvested restricted shares, other than Mr. Anderson who held 0 unvested restricted shares, and General Pace who held 668 unvested restricted shares. On June 1, 2013, each non-employee director received a grant of 5,000 shares that will vest on June 1, 2014.

4
No stock options were granted to non-employee directors in Fiscal 2013. The aggregate number of shares issuable pursuant to stock options held by each non-employee director as of May 31, 2013 was as follows: Mr. Anderson, 0; Mr. Bobins, 0; Mr. Boyce, 0; Mr. Brocksmith, 7,000; General Fogleman, 3,500; Mr. Goodwin, 7,000; Mr. Kelly, 0; General Pace, 0; Mr. Walfish, 3,500; and Mr. Woodard, 3,500.

5
Mr. Brocksmith, who retired in October 2012, receives benefits under the Company's Non-Employee Directors' Retirement Plan. Effective April 10, 2001, the Company froze the Plan to new directors and Mr. Brocksmith is the last remaining participant. The Plan provides for quarterly cash payments following retirement in an amount equal to 25% of the annual retainer for a period equal to the total number of years of service as a director, up to a maximum of 10 years, or until death. The amount in this column represents the increase in the present value of accumulated benefits under the Plan during Fiscal 2013, determined by using assumptions consistent with those used for reporting purposes in the Company's 2013 Form 10-K. There were no preferential or above-market earnings credited under the Plan.

6
This column includes reimbursed expenses in connection with spousal travel and/or travel and hotel expense in connection with the Company-paid director/spouse annual physical program as well as the cost of the annual physical program and the cost of term life insurance.

Compensation Committee Interlocks and Insider Participation

Messrs. Anderson, Bobins, Boyce, and Woodard, General Fogleman and General Pace, all of whom are independent non-employee directors, are the current members of the Compensation Committee of the Board of Directors of the Company. During Fiscal 2013, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") describes our Fiscal 2013 executive compensation program. It provides information about the goals and the key elements of the program and explains the reasons behind the Compensation Committee's executive compensation decisions.

Our focus in this CD&A is the Fiscal 2013 compensation of the following "named executive officers" of the Company:

Name	Title
David P. Storch	Chairman of the Board and Chief Executive Officer
Timothy J. Romenesko	President and Chief Operating Officer
Richard J. Poulton	Former Vice President, Chief Financial Officer and Treasurer until October 26, 2012
Michael J. Sharp	Vice President, Chief Financial Officer and Treasurer from October 27, 2012 to July 25, 2013; Vice President, Controller and Chief Accounting Officer
Randy J. Martinez	Aviation Services Group Vice President — Airlift
Robert J. Regan	Vice President, General Counsel and Secretary

Executive Summary

Goals of Our Executive Compensation Program

The primary goals of our executive compensation program are to:

  •
  Attract and retain talented executives capable of producing outstanding business results for the Company;

  •
  Motivate and reward executives by paying for performance in a manner that takes into account Company, business group and individual performance; and

  •
  Provide for compensation that strikes a proper balance between short-term and long-term compensation, and between cash and stock compensation, with an emphasis on stock compensation to align the interests of executives with the interests of the Company's stockholders.

Fiscal 2013 Business Highlights

The Company reported solid performance results in Fiscal 2013, including:

  •
  Record annual sales of $2.14 billion, including a 14.4% increase in sales to commercial customers;

  •
  Earnings per share of $1.85 before adjustment for a defense logistics program charge, and $1.38 after adjustment;

  •
  Free cash flow of $125.3 million and cash flow from operations of $163 million;

  •
  Reduction in net debt of $91 million, and reduction of 3,657,091 shares in its diluted share count from 42,143,292 shares on June 1, 2012 to 38,486,201 shares on May 31, 2013;

  •
  Repurchase of nearly one million shares of common stock at an average price of $14.90; and

  •
  Stock price increase of 73.5% during Fiscal 2013 to $20.06 on May 31, 2013 from $11.56 on June 1, 2012 (the closing stock price on August 29, 2013 was $25.77 per share).

  •
  The following table summarizes the Company's key operating performance results in Fiscal 2013, compared to Fiscal 2012 (dollars in millions, except per share data):

	Fiscal 2012 ($)	Fiscal 2013 ($)
Sales	2,065.0	2,137.3
Net Income Attributable to AAR	67.7	55.0
Diluted Earnings Per Share	1.65	1.38*
AAR Stockholders' Equity	864.6	918.6
  *
  Represents earnings per share under generally accepted accounting principles after adjustment for a defense logistics program charge; earnings per share before the adjustment was $1.85, and earnings per share for purposes of calculating annual cash incentives under the Fiscal 2013 short-term incentive plan was $1.62. See Exhibit B for a reconciliation of the $1.85 and $1.38 earnings per share figures, as well as reconciliations of free cash flow and reduction in net debt.

  For more information about our operating performance in Fiscal 2013, please see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on July 25, 2013. For more information about our stock price performance in Fiscal 2013, please see "Comparison of Cumulative Five-Year Total Return" in our Form 10-K.

Fiscal 2013 Executive Compensation Highlights

  •
  Base salaries for the named executive officers remained frozen at their Fiscal 2012 levels for the first six months of Fiscal 2013 pending review of the Company's performance and the operating environment in which the Company conducts business; base salaries were then increased 2.5% prospectively only for the last six months of Fiscal 2013 in response to the Company's improved performance in Fiscal 2013.

  •
  Annual cash incentives for the named executive officers, awarded in July 2013, exceeded target based upon the Company's earnings per share and free cash flow performance in Fiscal 2013:

Performance Measure	Target	Actual
Earnings per share	$1.65	$1.62*
Free cash flow	$60 million	$125.3 million
  *
  Represents earnings per share for purposes of calculating annual cash incentives under the Fiscal 2013 short-term incentive plan.

  The following table shows target versus actual Fiscal 2013 annual cash incentives for the named executive officers:

Named Executive Officer	Target	Actual
David P. Storch	$1,110,844	$1,350,685
Timothy J. Romenesko	$556,229	$676,324
Richard J. Poulton	$340,495	$0
Michael J. Sharp	$264,974	$322,185
Randy J. Martinez	$345,000	$638,178
Robert J. Regan	$349,008	$424,362
  •
  Long-term stock incentive compensation opportunities for the named executive officers, awarded in July 2012, were reduced by approximately 40% compared to Fiscal 2012, at management's recommendation, in response to the Company's stock price performance in Fiscal 2012:

Named Executive Officer	Fiscal 2012	Fiscal 2013	Change
David P. Storch	$2,274,203	$1,314,720	-42.2%
Timothy J. Romenesko	$1,098,802	$657,360	-40.2%
Richard J. Poulton	$654,957	$394,416	-39.8%
Michael J. Sharp	N/A	$157,766	N/A
Randy J. Martinez	N/A	$120,750	N/A
Robert J. Regan	$654,957	$394,416	-39.8%

  •
  Total direct compensation (base salary, annual cash incentive and long-term incentive compensation) in Fiscal 2013 for the named executive officers is presented below in comparison to total direct compensation for Fiscal 2012:

Named Executive Officer	Fiscal 2012*	Fiscal 2013	Change
David P. Storch	$3,991,210	$3,543,243	-11.2%
Timothy J. Romenesko	$1,999,619	$1,817,197	-9.1%
Richard J. Poulton	$1,295,098	N/A	N/A
Michael J. Sharp	N/A	$792,527	N/A
Randy J. Martinez	N/A	$1,107,998	N/A
Robert J. Regan	$1,295,098	$1,197,998	-7.5%
  *
  Does not include the following dollar value of shares of restricted stock granted on July 15, 2011 when the stock price acceleration provisions of the Fiscal 2011 long-term incentive plan were triggered: Mr. Storch: $969,002; Mr. Romenesko: $468,172; Mr. Poulton: $279,066; and Mr. Regan $279,066.

I. Principal Compensation Elements of Our Executive Compensation Program

The table below identifies the principal elements of our Fiscal 2013 executive compensation program, and the subsequent narrative provides a fuller description of each element.

Compensation Element	Form of Compensation	Performance Criteria
Base salary	Cash	Individual performance/contributions
Annual cash compensation incentive	Cash	• Earnings per share • Free cash flow • Specific business unit goals
Long-term stock incentive compensation	• Stock options	• Individual performance/contributions

	• Time-based restricted stock	• Individual performance/contributions

	• Performance-based restricted stock	• Cumulative net income over three years
Retirement benefits	Eligibility to participate in and receive Company contributions to our 401(k) plan (available to all employees) and, for certain officers, a supplemental deferred compensation plan	Not applicable
Perquisites	Various (see below)	Not applicable
  A.
  Base Salary

The Company provides base salaries as a guaranteed minimum amount of compensation in consideration of day-to-day performance. Base salaries are designed to reward individual performance and contributions consistent with an executive officer's position and responsibilities. The Compensation Committee annually reviews the base salaries of all executive officers, including the Chief Executive Officer and the other named executive officers, and may adjust base salaries, typically at the beginning of a fiscal year, based upon consideration of:

  •
  The executive's current salary;

  •
  The executive's performance and contributions during the past fiscal year;

  •
  The executive's qualifications and responsibilities;

  •
  The executive's tenure with the Company and the position held by the executive;

  •
  The Company-wide merit pool increase in the base salaries for all employees;

  •
  Competitive salary considerations relative to similar positions at other companies competing for talent in the Company's employment market, including the Company's peer group companies; and

  •
  The recommendation of the Chief Executive Officer, in the case of all executive officers other than himself.

  B.
  Annual Cash Incentive Compensation

The Compensation Committee believes that annual incentive opportunities, payable in cash, serve as an appropriate incentive for achievement of the Company's short-term (i.e., one-year) performance goals at either the corporate level or at the business group level. A cash-based incentive provides an opportunity that is consistent with market practice and allows the named executive officers to receive the value of their performance over the measurement period.

Within the first 90 days of each fiscal year, the Company establishes specific performance goals for its executive officers, including the named executive officers, that govern the payment of annual cash incentive awards for that fiscal year. The Company pays an annual cash incentive award to each named executive officer, typically measured as a percentage of the executive officer's base salary, based on the extent to which the Company and the executive officer achieve applicable performance goals. Performance at a target level results in a target annual cash incentive award, and performance above or below target results in payment of an annual cash incentive award at a higher or lower percentage of base salary, respectively. Performance below a minimum threshold results in no annual cash incentive award. For named executive officers at the corporate level, the annual cash incentive in Fiscal 2013 was based on two performance goals: earnings per share and free cash flow. For named executive officers in charge of a business group, the annual cash incentive is based on the performance results of the business group, rather than the Company as a whole.

  C.
  Long-Term Stock Incentive Compensation

The Company uses stock compensation to provide long-term incentive opportunities for its named executive officers and certain other officers and key employees. The Company believes that the use of stock compensation rewards executives in a manner that aligns their interests with the interests of the Company's stockholders. Given the importance of this alignment, long-term stock-based compensation typically represents the most significant component of total compensation for the Company's executive officers. Long-term stock incentive compensation awards represent potential compensation at the time of grant; their value is realized by a named executive officer only if applicable performance and vesting conditions are satisfied.

Generally, when determining restricted stock and stock option grant opportunities, the Compensation Committee considers the executive's position and responsibilities in the Company, performance and contributions during the preceding year, capabilities and potential for future contributions to the Company, the number of restricted stock shares and options previously granted to the executive and, for senior management (including the named executive officers), their stock ownership relative to the Company's stock ownership guidelines and the Chief Executive Officer's recommendation. In addition, the value of stock grants in any year will vary depending on the Board's assessment of the Company's business and share price performance in the prior fiscal year.

  D.
  Retirement Benefits

The Company's named executive officers participate in three retirement plans: the Retirement Plan, the Retirement Savings Plan and the Supplemental Key Employee Retirement Plan (the "SKERP").

  •
  Retirement Plan.  Messrs. Storch, Romenesko and Sharp are the only named executive officers who participate in the tax-qualified Retirement Plan. Benefit accruals under the Retirement Plan ceased on June 1, 2005. At termination of employment, a participant is eligible to receive the amount credited to his account under the Retirement Plan, which consists of (i) an opening balance for those participants who participated in the Retirement Plan as of December 31, 1999 equal to the then present value of the benefit accrued as of such date, (ii) quarterly pay credits (through May 31, 2005) based on the participant's age and service, and (iii) quarterly interest credits until the account is distributed based on the 30-year Treasury securities rate.

  •
  Retirement Savings Plan.  The Retirement Savings Plan is a tax-qualified 401(k) plan that covers most of the Company's U.S. employees, including the named executive officers. An employee can elect to defer up to 75% of his compensation, up to a maximum of $17,500 in 2013, or $23,000 if age 50 or over. Contributions can be made on a pre-tax or after-tax basis, as elected by the participant. The Company provides a matching contribution equal to 20% of the first 5% of the participant's contributions, up to 1% of compensation; a profit-sharing contribution of up to 4% of compensation based on the participant's deferrals and the performance of the participant's operating unit; and a retirement benefit contribution of up to 4% of compensation based on the participant's age and service.

  •
  SKERP.  The SKERP is a non-qualified retirement plan that contains a defined benefit portion and a defined contribution portion. Benefit accruals under the defined benefit portion for all employees other than Messrs. Storch and Romenesko ceased as of October 1, 2001 and were distributed to the participants. The benefits accrued under the defined benefit portion as of May 31, 2006 for Messrs. Storch and Romenesko were converted to a lump sum and transferred to the defined contribution portion of the SKERP. The defined contribution portion of the SKERP is intended to provide eligible employees with the portion of their elective deferrals and the Company's matching and profit sharing contributions that could not be made under the Retirement Savings Plan due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining contributions ($250,000 in 2012 and $255,000 in 2013). The Company also makes annual supplemental contributions equal to 22% of salary and bonus for Mr. Storch, 16% of salary and bonus for Mr. Romenesko, and 5% or 10% of salary and bonus for the other eligible named executive officers, principally to motivate these individuals to grow as business leaders and to improve their performance and thereby improve the Company's performance. These annual supplemental contributions do not vest until the named executive officers meet the definition of "retirement" under the SKERP.

  E.
  Perquisites

The Company provides certain executive officers, including its named executive officers, with a limited number of perquisites, as identified in the footnote to the "Other Compensation" column of the Summary Compensation Table. The Company believes these perquisites are reasonable, competitive and consistent with the Company's overall executive compensation program. The Compensation Committee reviews on an annual basis the types and costs of perquisites provided by the Company to its executive officers.

II.  Fiscal 2013 Executive Compensation

Each year management and the Compensation Committee review the Company's existing executive compensation program and the programs of peer group companies and other companies known for compensation "best practices." The Company seeks to confirm that each of its compensation elements, as well as its compensation structure, fits the Company in light of its history, culture, performance, and strategy. Particular attention is given to the Company's stock price performance to ensure proper alignment between executive compensation and stock price performance.

The Compensation Committee took the following key actions in setting and approving executive compensation in Fiscal 2013:

Date	Compensation Committee Action
April 2012	Approved Fiscal 2013 peer group for executive compensation
July 2012	Approved Fiscal 2013 base salaries
Approved Fiscal 2013 short-term incentive plan, including performance goals for annual cash incentives
Approved Fiscal 2013 long-term incentive plan, including the grants of performance-based restricted stock (and related performance goals), time-based restricted stock and stock options
Approved Fiscal 2013 target total direct compensation, consisting of base salaries, target annual cash incentive and long-term incentive compensation
July 2013	Approved annual cash incentives awarded under the Fiscal 2013 short-term incentive plan based upon Fiscal 2013 performance
  A.
  The Company's Fiscal 2013 Peer Group

Total compensation opportunities for the Company's key executives, including each named executive officer, are intended to be competitive with those offered by other companies competing for talent in the Company's employment market.

In April 2012, the Compensation Committee re-examined its peer group for executive compensation purposes using the following criteria: company type (publicly traded on a major exchange); industry classification (using Standard and Poor's GICS codes); annual revenues (one-half to two times the Company's annual revenues); and business model (organizations that conducted business in the Company's then four operating segments). The Compensation

Committee's objective was to assemble a set of peer group companies to which relevant pay and performance comparisons could be made with the Company.

The Compensation Committee acted on the recommendation of its independent compensation consultant and the Company's management to revise the Company's peer group for Fiscal 2013 to consist of the following 17 companies, down from 20 peer companies in Fiscal 2012:

Applied Industrial Technologies Inc.	Kennametal Inc.
B/E Aerospace, Inc.	Moog Inc.
Crane Co.	MSC Industrial Direct Co., Inc.
Cubic Corporation	Rockwell Collins, Inc.
Curtiss-Wright Corporation	Spirit AeroSystems Holdings, Inc.
Esterline Technologies Corporation	Teledyne Technologies, Inc.
Hexcel Corporation	TransDigm Group Inc.
Interline Brands, Inc.	Triumph Group, Inc.
Kaman Corporation

The four companies added to the Fiscal 2013 peer group were Crane Co., Cubic Corporation, Kennametal Inc., and MSC Industrial District. The seven companies dropped from the Fiscal 2013 peer group were Aircastle Ltd., Alliant Techsystems Inc., Barnes Group Inc., Ducommun Incorporated, HEICO Corp., ManTech International Corporation and Woodward Governor, Inc. The reason for the change in the peer group was to ensure that the Company's performance and executive compensation program are measured against those of comparably-sized and situated companies.

The Compensation Committee, with the assistance of its independent compensation consultant, compiled relevant base salary, annual cash incentive and long-term stock incentive information for the key executives at the companies in the Company's peer group. The Compensation Committee considered this information, including executive compensation levels of the peer group companies in setting the Fiscal 2013 base salaries, target annual cash incentive compensation and target long-term incentive compensation of the Company's named executive officers.

  B.
  Base Salaries

The Compensation Committee generally sets the base salaries of the Company's named executive officers at or around the 50th percentile of salary levels of comparable positions at its peer group companies. The Company does not target base salaries at any specific percentage of total compensation when setting base salary; however, given the Company's emphasis on the link between pay and performance, base salaries are a less significant percentage of total direct compensation compared to the Company's variable performance-based compensation.

For the first six months of Fiscal 2013, the Company froze base salaries at their Fiscal 2012 levels for employees (including the named executive officers) whose base salary was $100,000 or more, and implemented a 1% increase for employees making $75,000 to $100,000 and a 2% increase for employees making less than $75,000. In December 2012, the Company adjusted base salaries so that all employees (including the named executive officers) received a 2.5% increase for the second half of Fiscal 2013. In addition, Mr. Sharp's base salary was increased to an annual rate of $353,287, effective November 1, 2012, in recognition of his contributions to the Company, including his assumption of responsibilities as Acting Chief Financial Officer.

The table below shows Fiscal 2013 base salaries compared to Fiscal 2012 base salaries for the named executive officers:

Named Executive Officer	Fiscal 2012 ($)	Fiscal 2013 ($)
David P. Storch	867,000	877,838
Timothy J. Romenesko	477,544	483,513
Richard J. Poulton	374,544	164,711
Michael J. Sharp	256,865	312,576
Randy J. Martinez	344,760	349,070
Robert J. Regan	374,544	379,220
  C.
  Annual Cash Incentive Compensation Under the Fiscal 2013 Short-Term Incentive Plan

The Fiscal 2013 short-term incentive plan provides certain employees, including the named executive officers, with the opportunity to earn an annual cash incentive award. This plan works in collaboration with the AAR CORP. Section 162(m) Annual Cash Incentive Plan, which sets a ceiling on the annual cash incentive awards payable under the short-term incentive plan to enable the awards to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, as determined by the Compensation Committee. The Section 162(m) Annual Cash Incentive Plan uses as its performance goal the Company's net income for a given fiscal year. It establishes a maximum award opportunity for each participant, expressed as a percentage of net income (e.g., the maximum annual award is 5% of net income for the Chief Executive Officer, 3% for the President and 2% for all others), and then provides that the Compensation Committee has the discretion to reduce these amounts so that the actual awards to be paid to participants will be the awards determined under the Company's Fiscal 2013 short-term incentive plan. In all years since the inception of the Section 162(m) Annual Cash Incentive Plan, including Fiscal 2013, the Compensation Committee has exercised negative discretion to reduce the size of the annual cash incentive awards.

Fiscal 2013 Performance Goals.    The Compensation Committee approved, after consideration of peer group information, other market data, and the current state of the business environment in which the Company operates, two performance goals under the Fiscal 2013 short-term incentive plan for corporate officers, including Mr. Storch, Mr. Romenesko, Mr. Poulton, Mr. Sharp and Mr. Regan: earnings per share and free cash flow. The Compensation Committee approved the Fiscal 2013 earnings per share target at $1.65 and the Fiscal 2013 free cash flow target at $60 million. The performance goals were weighted 75% earnings per share and 25% free cash flow. The Compensation Committee determined that for purposes of measuring attainment of these performance goals in Fiscal 2013: (i) earnings per share means diluted earnings per share as disclosed by the Company in its periodic reports filed with the Securities and Exchange

Commission, subject to adjustment for special charges or other extraordinary items, and (ii) free cash flow means cash flow from operations minus net capital expenditures, excluding acquisitions. The choice of these two performance goals reflected the strong emphasis placed by the Company on preserving and growing stockholder wealth and maintaining a strong balance sheet.

The annual cash incentive opportunity for Mr. Martinez is a more significant part of his target total direct compensation due to the Company's emphasis on the annual results of its business groups. Mr. Martinez is Aviation Services Group Vice President — Airlift and in that capacity he participates in a separate bonus program tied principally to the performance of this business unit rather than to the overall performance of the Company. Mr. Martinez's Fiscal 2013 performance goals were Airlift's pre-tax income (target of $7.8 million), free cash flow (target of $49.1 million) and the pretax income of the Aviation Services Group (target of $33.9 million). The structure of Mr. Martinez's bonus opportunity was designed to provide appropriate incentive for excellent performance at Airlift and to encourage inter-company collaboration with other businesses within the Aviation Services segment.

The Fiscal 2013 annual cash incentive award opportunities at threshold, target and maximum levels, expressed as a percentage of base salary (after giving effect to the 2.5% increase in December 2012) and in dollar amounts for the named executive officers, are set forth in the table below:

	Threshold		Target		Maximum
Name	Percentage of Base Salary (%)	$	Percentage of Base Salary (%)	$	Percentage of Base Salary (%)	$
David P. Storch	62.5	555,422	125.0	1,110,844	250.0	2,221,688
Timothy J. Romenesko	56.8	278,114	113.6	556,229	227.3	1,112,458
Richard J. Poulton	45.5	170,248	90.9	340,495	181.8	680,990
Michael J. Sharp	37.5	132,487	76.7	264,974	150.0	529,949
Randy J. Martinez	—	—	97.6	345,000	195.3	690,000
Robert J. Regan	45.5	174,504	90.9	349,008	181.8	698,015

For Messrs. Storch, Romenesko, Sharp, and Regan, an annual cash incentive award required: (i) at the threshold level, attainment of earnings per share of at least $1.32 (80% of the target of $1.65) and free cash flow of at least $48 million (80% of the target of $60 million); (ii) at the target level, attainment of 100% of the performance goal targets (earnings per share of $1.65 and a free cash flow of $60 million); and (iii) at the maximum level, attainment of 120% of such performance goal targets (earnings per share of at least $1.98 and a free cash flow of $72 million or more).

Fiscal 2013 Actual Results.    The Company reported Fiscal 2013 earnings per share under generally accepted accounting principles of $1.38, which included the impact of a $29.8 million defense logistics program charge. Fiscal 2013 earnings per share before the charge was $1.85. See Exhibit B for a reconciliation of the $1.85 and $1.38 earnings per share figures. The Fiscal 2013 short-term incentive plan provides that special charges such as the defense logistics program charge may be excluded in their entirety in the calculation of earnings per share; however, the Compensation Committee determined, upon the recommendation of management, to exclude only 50% of the defense logistics program charge in calculating earnings per share for purposes of the Fiscal 2013 short-term incentive plan. The resulting earnings per share of $1.62 was 98% of the target of $1.65. The Company reported free cash flow of $125.3 million, 109% above the target of $60 million. Based on Fiscal 2013 earnings per share and free cash flow results, the annual cash incentives paid to Messrs. Storch, Romenesko, Sharp and Regan, as set forth below, represented 121.6% of their target annual cash incentives.

Based upon Airlift's outstanding performance in Fiscal 2013, in which Airlift significantly exceeded its pre-tax income and free cash flow targets and achieved meaningful increases over the prior year's results, Mr. Martinez received an annual cash incentive of $638,178. Of this amount, $556,240 or 87% was due to Airlift's Fiscal 2013 results, with the balance due to the performance of the Aviation Services Group as a whole.

The following table shows actual versus target Fiscal 2013 annual cash incentives for the named executive officers:

	Fiscal 2013 Annual Cash Incentives ($)
Named Executive Officer	Target	Actual		% of Target
David P. Storch	$1,110,844	$1,350,685		121.6
Timothy J. Romenesko	$556,229	$676,324		121.6
Richard J. Poulton	$340,495	$0		N/A
Michael J. Sharp	$264,974	$322,185	*	121.6
Randy J. Martinez	$345,000	$638,178		185.0
Robert J. Regan	$349,008	$424,362		121.6
*
Mr. Sharp's Fiscal 2013 annual cash incentive reflected his base salary increase to $353,287 effective November 1, 2012.

D.
Stock Awards Under the Fiscal 2013 Long-Term Incentive Plan

The Compensation Committee granted awards of performance-based restricted stock, time-based restricted stock and stock options to the named executive officers and certain other officers and key employees under the Fiscal 2013 long-term incentive plan. For the named executive officers, the Compensation Committee allocated the dollar value of the stock awards as follows: performance-based restricted stock — 20%; time-based restricted stock — 20%; and stock options — 60%. Mr. Martinez received only stock option awards in Fiscal 2013, consistent with the Company's general approach in compensating Group Vice Presidents principally in cash and stock options.

Performance-Based Restricted Stock.    At its meeting on July 16, 2012, the Compensation Committee approved the following grants of performance-based restricted stock to Mr. Storch, Mr. Romenesko, Mr. Poulton, Mr. Sharp and Mr. Regan for Fiscal 2013, subject to a three-year cumulative net income performance condition and to vesting, each as described below (dollar value based on the grant date fair value):

	Target Performance-Based Restricted Stock
Named Executive Officer	Number of Shares	Dollar Value ($)
David P. Storch	24,000	309,600
Timothy J. Romenesko	12,000	154,800
Richard J. Poulton	7,200	92,880
Michael J. Sharp	2,880	37,152
Robert J. Regan	7,200	92,880

Shares of performance-based restricted stock will meet the performance condition, subject to time-based vesting requirements if the Company achieves cumulative net income of $232.7 million for the three-year performance period beginning June 1, 2012 and ending May 31, 2015. If cumulative net income performance is less than $186.16 million (80% of target net income), the performance condition is not met and the shares are forfeited. Cumulative net income performance (i) at a threshold level of $186.16 million (80% of target net income) results in a payout of 50% of the shares, (ii) at a target level of $232.7 million results in a payment of 100% of the shares, (iii) at a maximum level of $279.24 million (120% of target net income) results in a payout of 200% of the shares, and (iv) at levels between threshold and target and target and maximum, the shares will be paid out on a straight-line basis, in each case subject to time-based vesting requirements.

If the performance condition is met, the shares of performance-based restricted stock vest 33 1/3% on each of May 31, 2015, May 31, 2016, and May 31, 2017. The Compensation Committee believes that the use of a meaningful time vesting period encourages executives to build their careers with the Company and contributes to greater stability within the Company's executive leadership. Performance-based restricted stock, once vested, is not subject to any further holding requirement beyond the Company's stock ownership and retention guidelines. Unlike performance-based restricted stock awarded in prior years, there are no stock price acceleration provisions to accelerate vesting of the awards.

Time-Based Restricted Stock.    At its meeting on July 16, 2012, the Compensation Committee approved the following grants of time-based restricted stock awards for Fiscal 2013, subject to time-based vesting (dollar value based on the grant date fair value):

	Time-Based Restricted Stock
Named Executive Officer	Number of Shares	Dollar Value ($)
David P. Storch	24,000	309,600
Timothy J. Romenesko	12,000	154,800
Richard J. Poulton	7,200	92,880
Michael J. Sharp	2,880	37,152
Robert J. Regan	7,200	92,880

The shares of time-based restricted stock vest 50% on May 31, 2016 and 50% May 31, 2017. Time-based restricted stock, once vested, is not subject to any further holding requirements beyond the Company's stock ownership and retention guidelines.

Stock Options.    At its meeting on July 16, 2012, the Compensation Committee approved the following grants of stock options to the Company's named executive officers for Fiscal 2013, subject to time-based vesting (dollar value based on a Black-Scholes valuation):

	Stock Options
Named Executive Officer	Number	Dollar Value ($)
David P. Storch	144,000	695,520
Timothy J. Romenesko	72,000	347,760
Richard J. Poulton	43,200	208,656
Michael J. Sharp	17,280	83,462
Randy J. Martinez	25,000	120,750
Robert J. Regan	43,200	208,656

The stock options have an exercise price of $12.90 per share (the closing stock price of the Common Stock on the date of grant), vest 20% on each of July 16, 2013, July 16, 2014, July 16, 2015, July 16, 2016 and July 16, 2017, and generally expire 10 years from the date of grant. Shares issued upon the exercise of stock options, once vested and exercised, are not subject to any further holding requirements beyond the Company's stock ownership and retention guidelines.

  E.
  Total Direct Compensation

The Compensation Committee reviewed and approved Fiscal 2013 target "total direct compensation" for the named executive officers, consisting of the three compensation elements discussed above: base salary, target annual cash incentive compensation and target long-term stock incentive compensation. Total direct compensation is the sum of base salary, annual cash incentive compensation and long-term stock incentive compensation.

The Compensation Committee historically benchmarks target total direct compensation for the Company's named executive officers in the 50th to 75th percentile of total direct compensation levels of comparable positions at its peer group companies. In addition, the Compensation Committee considers the Company's prior year's financial results in setting target total direct compensation for the upcoming year. In setting target total compensation, the Compensation Committee seeks to promote its goals of motivating and rewarding executives and providing appropriate pay-for-performance incentives.

For Fiscal 2013, the Compensation Committee set target total direct compensation for the named executive officers at significantly lower amounts than Fiscal 2012, principally as a result of the Company's share performance in Fiscal 2012:

	Target Total Direct Compensation
Named Executive Officer	Fiscal 2012 ($)	Fiscal 2013 ($)	Change (%)
David P. Storch	4,373,250	3,265,470	-25.3
Timothy J. Romenesko	2,190,657	1,677,567	-23.4
Richard J. Poulton	1,412,719	1,109,455	-21.5
Michael J. Sharp	N/A	604,361	N/A
Randy J. Martinez	N/A	810,270	N/A
Robert J. Regan	1,412,719	1,109,455	-21.5

The table below divides target total direct compensation into its component parts — base salary (prior to the 2.5% increase in December 2012), target annual cash incentive compensation and target long-term incentive compensation — and shows each as a dollar amount and as a percentage of target total direct compensation, as set by the Compensation Committee at the beginning of Fiscal 2013 for each named executive officer. As shown, target total direct compensation is heavily weighted toward variable performance-based compensation (annual cash incentives and long-term incentive compensation), consistent with the Compensation Committee's view that compensation for the named executive officers should be tied to performance.

	Fiscal 2013 Target Total Direct Compensation
	Base Salary		Target Annual Cash Incentive		Target Long-Term Incentive Compensation

Named Executive Officer	Dollar Amount ($)	% of Total Target Direct Compensation	Dollar Amount ($)	% of Total Target Direct Compensation	Dollar Amount ($)	% of Total Target Direct Compensation
David P. Storch	867,000	26.6	1,083,750	33.2	1,314,720	40.3
Timothy J. Romenesko	477,544	28.5	542,663	32.3	657,360	39.2
Richard J. Poulton	374,544	33.8	340,495	30.7	394,416	35.6
Michael J. Sharp	256,865	42.5	189,730	31.4	157,766	26.1
Randy J. Martinez	344,760	42.5	344,760	42.5	120,750	14.9
Robert J. Regan	374,544	33.8	340,495	30.7	394,416	35.6

Actual total direct compensation differs from target total direct compensation by taking into account the actual annual cash incentive award rather than the target annual cash incentive award. As actual annual cash incentive awards were greater than target annual cash incentive awards in Fiscal 2013, the actual total direct compensation for each named executive officer likewise was greater than his target total direct compensation in Fiscal 2013.

The following table shows target total direct compensation versus actual total direct compensation for the named executive officers for Fiscal 2013:

	Fiscal 2013 Total Direct Compensation
Named Executive Officer	Target ($)	Actual ($)
David P. Storch	3,265,470	3,543,243
Timothy J. Romenesko	1,677,567	1,817,197
Richard J. Poulton	N/A	N/A
Michael J. Sharp	604,361	792,527
Randy J. Martinez	810,270	1,107,998
Robert J. Regan	1,109,455	1,197,998

III.  Key Executive Compensation Policies and Practices

The following are key factors affecting the executive compensation decisions made by the Compensation Committee for the Company's executives, including its named executive officers:

  •
  Stockholder Advisory Vote.  At the Company's 2012 annual meeting of stockholders, approximately 77% of the shares cast approved the Fiscal 2012 compensation paid to the named executive officers. Although this stockholder vote on executive compensation is advisory, the Company carefully considers the voting results of advisory resolutions as well any other stockholder feedback in determining its executive compensation program.

  For Fiscal 2013, after discussions with management and its compensation consultant, and consideration of the views of key stockholders (including the appropriateness of particular performance measures), the Compensation Committee implemented several changes to the Company's executive compensation program: the Compensation Committee froze the base salaries of all employees (including the named executive officers) making more than $100,000 for the first half of Fiscal 2013; changed the performance goals under the short-term incentive plan to earnings per share and free cash flow; reduced by approximately 40% the stock awards granted to the named executive officers under the long-term incentive compensation plan; and eliminated the stock price acceleration provisions for stock awards.

  •
  Role of the Compensation Committee.  The Compensation Committee is responsible for structuring and administering executive compensation. The Compensation Committee is comprised of six individuals, each of whom has been determined by the Board of Directors to be (i) an independent director of the Company under applicable SEC and NYSE rules and the Company's Categorical Standards for Determining Director Independence; (ii) a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

    The Compensation Committee reviews and considers historical compensation data for the Company's executives. This data includes summaries of cash and equity compensation received in past years by each executive. In addition, the Compensation Committee reviews the executives' total annual compensation, including cash and non-cash direct compensation, cumulative benefits and savings under retirement plans and equity compensation programs, perquisites and potential payments on termination of employment, whether on a change in control of the Company or otherwise. It reviews the performance of the Company and the executives during the year, taking into account established goals, leadership qualities, operational performance, business responsibilities, career experience, and long-term potential to enhance stockholder value.

    In addition to peer group compensation information and general industry compensation information, the Compensation Committee reviews internal pay comparisons among the Company's executives to ensure that the Company's executive compensation program reflects the executives' positions, responsibilities, and contributions to the Company.

  •
  Role of Independent Compensation Consultant.  The Compensation Committee has the authority under its charter to retain the services of outside advisors. The Compensation Committee has retained compensation consultants in the past to advise on the design and implementation of the various elements of the executive compensation program and the level of individual executive participation.

  The Compensation Committee retained Mercer as its compensation consultant in 2012 after researching and interviewing available firms. Mercer was retained for its expertise and reputation, particularly in working with aviation and defense companies, and for its emphasis on a personal working relationship with the members of the Compensation Committee.

  Mercer assisted the Compensation Committee in determining the composition of the Company's Fiscal 2013 peer group for executive compensation purposes and the benchmarking of executive and director compensation for Fiscal 2013. Mercer's benchmarking analysis was conducted in July 2012 and showed that the Company's compensation for its named executives was generally aligned with 50th percentile of the peer group for base salary, total cash compensation (base salary plus annual cash incentive), and total direct compensation (base salary, annual cash incentive and long-term incentive compensation). Mercer also analyzed the Company's financial performance against its peer group, finding that the Company lagged its peers in certain areas (e.g., earnings per share and return on invested capital) and outperformed them in other areas (e.g., revenue growth and total shareholder return). This analysis contributed to the Compensation Committee's decision to reduce Fiscal 2012 annual cash incentives and Fiscal 2013 long-term incentive compensation and to adopt earnings per share and free cash flow as performance measures for the Fiscal 2013 short-term incentive plan. Mercer also provided advice and information on other executive compensation matters, including executive pay philosophy and design, prevailing market practices, relevant legal and regulatory requirements, and peer-group data. The Company paid Mercer $155,764 in Fiscal 2013 for its consulting services to the Compensation Committee on executive compensation matters.

    Mercer provided consulting services on the Company's domestic and international health and benefit plans in Fiscal 2013, for which it received fees of $428,277. The decision to engage Mercer for these consulting services was made by the Company prior to the Compensation Committee's decision to retain Mercer as a compensation consultant.

    The Compensation Committee considered whether any conflicts of interest were created by the retention of Mercer to provide compensation consulting services in Fiscal 2013. Its consideration focused on the following factors: (i) other services provided to the Company by Mercer, (ii) fees paid by the Company to Mercer for such other services ($428,277), including as a percentage of total revenue of Mercer (.005%), (iii) conflicts of interest policies and procedures of the Company and of Mercer, (iv) the lack of any relationships between Mercer and members of the Company's Board of Directors, (v) Company stock owned by Mercer and its employees and (vi) the lack of any relationships between Mercer and any of the Company's executive officers. Based on this assessment, the Compensation Committee concluded that no conflicts of interest exist with respect to Mercer.

  •
  Recommendations of the Chief Executive Officer.  The Company's Chief Executive Officer, David P. Storch, provides recommendations regarding compensation actions for all of the other named executive officers based upon the compensation parameters established by the Compensation Committee. In making these recommendations, the Chief Executive Officer evaluates the performance of the executives during the prior year against pre-established performance goals. Some of the performance goals relate to the financial performance of the Company or the executive's business group. Other performance goals are non-quantitative and relate to customer relationships, acquisition integration, diversity development, or similar Company initiatives. The Chief Executive Officer's recommendations reflect his assessment of an individual executive officer's contributions to the performance of the Company.

  The Company's Human Resources Department assists the Chief Executive Officer by collecting and organizing relevant historical and current compensation information, including information received from the Compensation Committee's consultant, as well as peer group compensation information and industry trends. The Company's Vice President and Chief Human Resources Officer participates in all regularly scheduled Compensation Committee meetings.

  The Chief Executive Officer and the Compensation Committee actively discuss compensation decisions for the Company's executives. However, the Compensation Committee has the ultimate decision-making authority and responsibility for compensation decisions affecting the Company's executives, including its named executive officers. The Chief Executive Officer does not play any role in any decision affecting his own compensation.

  •
  Stock Ownership and Retention Guidelines.  The Board of Directors adopted new stock ownership and retention guidelines in Fiscal 2013. The new guidelines impose increased stock ownership levels on the Company's directors and executive officers, as shown below, reflecting the Board's view that a significant equity stake helps align the directors'/officers' interests with those of stockholders:

	New Guidelines	Prior Guidelines
Directors	20,000 shares	10,000 shares
Executive Officers
• Chairman and CEO	6 times salary	3 times salary
• President and COO	3 times salary	.75 times salary
• Other Executive Officer	1 times salary	.75 times salary

    These stock ownership levels must be achieved within four years of becoming a director or executive officer and then maintained while in that position. Failure to meet these stock ownership levels may result in a reduction in future stock awards. All current directors and executive officers comply with the stock ownership and retention guidelines. Stock values are measured as of each fiscal year-end, with unvested stock awards counted at 50% and stock options not counted at all. Restricted stock, once vested, are not subject to any further holding requirements beyond the Company's stock ownership and retention guidelines.

  •
  Employment Agreements.  The Company does not have an employment agreement with any executive officer other than Mr. Storch, its Chairman and Chief Executive Officer. See "Compensation Arrangement with the Chief Executive Officer" for a description of the terms of that employment agreement. The Company has severance and change in control agreements with Messrs. Romenesko, Sharp, Regan and other executives. See "Potential Payments upon Termination of Employment or a Change in Control of the Company" for a description of the terms of these agreements. In all cases, the rationale for these agreements is to provide an appropriate measure of security and incentive to the executive officers in line with market practice. Effective June 1, 2012, the Company determined that it will no longer provide tax gross-up provisions in any new agreement with an executive of the Company.

  •
  Equity Grant Practices.  The Compensation Committee meets from time to time to consider and act with respect to equity compensation awards for the Company's executive officers. The Compensation Committee typically makes its equity compensation decisions at its July meeting, but the Compensation Committee — or the Chief Executive Officer pursuant to authority delegated by the Compensation Committee — also may grant equity compensation awards to newly hired or newly promoted employees at other times during the year. In all cases, the grant date is the date on which the Compensation Committee acts to approve the award, unless the Compensation Committee establishes the grant date at a specified future date. Board and Compensation Committee meetings are generally scheduled a year in advance and without regard to anticipated earnings and other major announcements by the Company. The Company does not time the granting of its equity compensation awards to affect the value of its executive compensation.

  •
  Risk Management of Compensation Practices, including Incentive Compensation Recoupment and Anti-Hedging Policies. The Compensation Committee considered, with the assistance of its compensation consultant, whether the Company's compensation policies and practices in Fiscal 2013 for its employees, including the named executive officers, were reasonably likely to have a material adverse effect on the Company. The Compensation Committee determined that there was no such material adverse effect and that the Company's compensation policies and practices do not encourage excessive or inappropriate risk-taking.

  The Compensation Committee found that the design and operation of the Company's executive compensation program were consistent with the Company's risk management strategies for several reasons:

—	The executive compensation program is designed to provide a proper balance between cash and equity compensation, fixed and variable compensation, and short-term and long-term compensation.
—	The Fiscal 2013 annual cash incentive awards — a form of variable cash compensation — were based on two different performance metrics: earnings per share and free cash flow.
—	The Compensation Committee retains the discretion to reduce any annual cash incentive award for any reason.
—
The balance built into the short-term incentive plan is also reflected in long-term incentive compensation awards, which in Fiscal 2013 consisted of stock options, time-based restricted stock and performance-based restricted stock. Each of these long-term equity-based incentive awards contains multi-year vesting periods, thus promoting employee growth, development and retention. They also are linked to the value of the Company's common stock, thus aligning management's interest with those of the Company's stockholders.
—	The Company has stock ownership and retention guidelines, an incentive compensation recoupment policy, and an anti-hedging and anti-pledging policy as further protections for the Company.
—	Finally, the Compensation Committee and senior management work together to ensure that the aggregate level of executive compensation fits within the Company's budget.
  •
  Deductibility of Executive Compensation.  Internal Revenue Code Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for certain executive officers (namely, the chief executive officer, the chief financial officer and the three most highly compensated officers other than the chief executive officer). This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements under Section 162(m). The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Compensation Committee has previously, and may in the future, structure compensation arrangements that under certain circumstances may be subject to the deduction limit.

    Under the Company's Section 162(m) Annual Cash Incentive Plan, the annual cash bonuses qualified in Fiscal 2013 as performance-based compensation under Section 162(m). Stock options and performance-based restricted stock grants awarded under the Stock Benefit Plan also qualified as performance-based compensation. Base salaries and time-based restricted stock grants do not qualify as performance-based compensation.

    As required under the United States tax rules, the Company must obtain stockholder approval every five years of the material terms of the performance goals for qualifying performance-based compensation. The Company received stockholder approval of the performance goals under the AAR CORP. 162(m) Annual Cash Incentive Plan at its 2010 annual meeting of stockholders and the performance goals under the Company's Stock Benefit Plan at its 2011 annual meeting of stockholders.

Compensation Committee Report on Executive Compensation for Fiscal 2013

The Compensation Committee of the Board of Directors of the Company furnishes the following report to the stockholders of the Company in accordance with applicable SEC rules.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

  Ronald B. Woodard, Chairman
  Anthony K. Anderson
  Norman R. Bobins
  Michael R. Boyce
  Ronald R. Fogleman
  Peter Pace

Summary Compensation Table1

The following table sets forth compensation information for the Company's named executive officers for Fiscal 2013, Fiscal 2012 and Fiscal 2011:

Name and Principal Position	Year	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total ($)
DAVID P. STORCH	2013	877,838	0	619,200	695,520	1,350,685	60,352	639,589	4,243,184
Chairman of the Board and	2012	867,000	0	2,664,745	578,460	850,000	50,454	826,195	5,836,854
Chief Executive Officer	2011	850,000	0	1,695,759	668,254	1,400,900	72,831	622,830	5,310,574
TIMOTHY J. ROMENESKO	2013	483,513	0	309,600	347,760	676,324	40,816	251,357	2,109,370
President and Chief	2012	477,544	0	1,287,491	279,483	423,277	35,958	313,361	2,817,114
Operating Officer	2011	468,180	0	819,306	322,872	701,469	32,962	242,640	2,587,429
RICHARD J. POULTON[8]	2013	164,711	0	185,760	208,656	0	0	36,574	595,701
Former Vice President, Chief	2012	374,544	0	767,431	166,592	265,586	0	122,278	1,696,431
Financial Officer and Treasurer	2011	367,200	0	488,378	192,458	440,137	0	89,931	1,578,104
MICHAEL J. SHARP[9]	2013	312,576	0	74,304	83,462	322,185	2,905	48,677	844,109
Former Chief Financial Officer and Treasurer and Current Vice President, Controller and Chief Accounting Officer
RANDY J. MARTINEZ[10]	2013	349,070	0		120,750	638,178	0	23,178	1,131,176
Aviation Services,			0
Group Vice President — Airlift			0
ROBERT J. REGAN	2013	379,220	0	185,760	208,656	424,362	0	114,848	1,312,857
Vice President, General Counsel	2012	374,544	0	767,431	166,592	265,586	0	152,916	1,727,069
and Secretary	2011	367,200	0	488,378	192,458	440,137	0	108,729	1,596,902
1
General.    The Summary Compensation Table provides specific compensation information for the Company's named executive officers in accordance with SEC disclosure rules. Please read the "Compensation Discussion and Analysis" section of this proxy statement for a detailed explanation of the Company's pay-for-performance executive compensation program in Fiscal 2013.

2
Salary.    The Company froze the base salaries of the named executive officers at their Fiscal 2012 levels for the first six months of Fiscal 2013 and increased them by 2.5% for the last six months of Fiscal 2013 in response to the Company's improved performance in Fiscal 2013.

3
Stock Awards.    The amounts in this column for Fiscal 2013 reflect the grant date fair value of (a) the performance-based restricted stock awards granted on July 16, 2012 under the Fiscal 2013 long-term incentive plan and (b) the time-based restricted stock awards granted on July 16, 2012 under the Fiscal 2013 long-term incentive plan, in each case computed in accordance with FASB ASC Topic 718. See Note 4 to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for Fiscal 2013 for an explanation of the assumptions made by the Company in the valuation of these awards. See "Compensation Discussion and Analysis — Fiscal 2013 Executive Compensation — Stock Awards Under the Fiscal 2013 Long-Term Incentive Plan" for the maximum potential value of the performance-based restricted stock awards granted on July 16, 2012.

Generally, the grant date fair value represents the Company's total expense for the grants made to the named executive officers in each of Fiscal 2013, Fiscal 2012 and Fiscal 2011. The above amounts reflect the aggregate accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers. The "Compensation Discussion and Analysis" section of this proxy statement contains vesting and other information about the performance-based restricted stock awards and the time-based restricted stock awards granted in Fiscal 2013.

4
Option Awards.    The amounts in this column reflect the grant date fair value of the stock option awards computed in accordance with FASB ASC Topic 718. See Note 4 to the Consolidated Financial

  Statements contained in the Company's Annual Report on Form 10-K for Fiscal 2013 for an explanation of the assumptions made by the Company in the valuation of these awards. Generally, the grant date fair value represents the Company's total expense for the grants made to the named executive officers in each of Fiscal 2013, Fiscal 2012 and Fiscal 2011. The above amounts reflect the aggregate accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. The "Compensation Discussion and Analysis" section of this proxy statement contains vesting and other information about the stock option awards granted in Fiscal 2013.

5
Non-Equity Incentive Plan Compensation.    This column shows the annual cash incentives earned by each named executive officer under the Company's short-term incentive plan for its executive officers, including the named executive officers. The "Compensation Discussion and Analysis" section of this proxy statement contains additional information about these annual cash incentives.

6
Change in Pension Value and Non-Qualified Deferred Compensation Earnings.    This column shows the increase in the portion of the SKERP benefit derived from the defined benefit formula. This column does not include any preferential or above-market earnings on deferred compensation as the Company does not pay such earnings on the deferred compensation of its named executive officers.

7
All Other Compensation.    The table below provides a breakdown, by type and amount, of the totals shown in the "All Other Compensation" column for each named executive officer in Fiscal 2013. As required by the SEC rules, the Company values perquisites based on the aggregate incremental cost to the Company. In the case of the personal use of aircraft leased by the Company, the Company determines aggregate incremental cost based on average variable costs, including fuel, maintenance, weather-monitoring, on-board catering, and landing/ramp fees. The total variable costs are divided by the number of miles flown by the aircraft to derive an average variable cost per mile. The average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental variable cost to the Company. This method of calculating incremental cost excludes fixed costs that are incurred irrespective of personal use, such as pilots' salaries, other employees' salaries, purchase cost of the aircraft and non-trip related hangar expenses.

Name	Company 401(k) Plan Contributions ($)	Company SKERP Contributions ($)	Club Dues ($)	Financial Planning ($)	Personal Use of Aircraft ($)	Auto Allowance ($)	Company-Paid Split-Dollar Life Insurance Premium ($)	Executive Physical ($)	Spouse Travel ($)	Other ($)
David P. Storch	17,463	491,186	41,633	24,827	0	12,300	35,192	2,562	14,426	0
Timothy J. Romenesko	17,457	196,394	10,464	13,755	0	0	5,370	0	7,917	0
Richard J. Poulton	11,440	21,638	3,496	0	0	0	0	0	0	0
Michael J. Sharp	15,332	31,319	0	0	0	0	2,026	0	0	0
Randy J. Martinez	9,423	0	0	13,755	0	0	0	0	0	0
Robert J. Regan	13,070	88,023	0	13,755	0	0	0	0	0	0
8
Mr. Poulton was Vice President, Chief Financial Officer and Treasurer until October 26, 2012.

9
Mr. Sharp was not a named executive officer of the Company in Fiscal 2012 or Fiscal 2011. Mr. Sharp served as Acting Vice President, Chief Financial Officer and Treasurer from October 27, 2012 to July 25, 2013, and continues to serve as Vice President, Controller and Chief Accounting Officer of the Company.

10
Mr. Martinez was not a named executive officer of the Company in Fiscal 2012 or Fiscal 2011.

Compensation Arrangement with Chief Executive Officer

The Company has an employment agreement with Mr. Storch for a term ending May 31, 2014 that provides:

  •
  A base salary of not less than $850,000 per year or such increased amount as the Compensation Committee may determine;

  •
  An annual cash incentive tied to the Company's performance against financial goals established by the Compensation Committee;

  •
  A long-term equity incentive compensation opportunity under the Company's Stock Benefit Plan or other programs as determined by the Compensation Committee;

  •
  Specified fringe benefits, including any personal use of the Company's aircraft by Mr. Storch (subject to the Company's aircraft use policy), annual automobile allowance, payment of country club dues, fees and certain charges, reimbursement of dues, fees, charges and expenses relating to membership in professional clubs/organizations and not-for-profit educational organizations, financial planning and tax preparation services and an executive physical; and

  •
  Specified benefits payable upon a termination of employment or a change in control (see "Potential Payments Upon Termination of Employment or a Change in Control of the Company — Employment Agreement of David P. Storch").

Fiscal 2013 Grants of Plan-Based Awards

The following table sets forth information for each named executive officer with respect to:

  •
  Estimated possible payouts under non-equity incentive plan award opportunities for Fiscal 2013;

  •
  Estimated possible payouts under equity incentive plan award opportunities for Fiscal 2013;

  •
  Other stock awards made in Fiscal 2013; and

  •
  Stock options granted in Fiscal 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[4]	All Other Option Awards: Number of Securities Underlying Options (#)[5]	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Options and Awards ($)[6]
David P. Storch		555,422	1,110,844	2,221,688
	7/16/12				12,000	24,000	48,000				309,600
	7/16/12							24,000			309,600
	7/16/12								144,000	12.90	695,520
Timothy J. Romenesko		278,114	556,229	1,112,458
	7/16/12				6,000	12,000	24,000				154,800
	7/16/12							12,000			154,800
	7/16/12								72,000	12.90	347,760
Richard J. Poulton		170,248	340,495	680,990
	7/16/12				3,600	7,200	14,400				92,880
	7/16/12							7,200			92,880
	7/16/12								43,200	12.90	208,656
Michael J. Sharp		132,487	264,974	529,949
	7/16/12				1,440	2,880	5,760				37,152
	7/16/12							2,880			37,152
	7/16/12								17,280	12.90	83,462
Randy J. Martinez[7]		—	345,000	690,000
	7/16/12								25,000	12.90	120,750
Robert J. Regan		174,504	349,008	698,015
	7/16/12				3,600	7,200	14,400				92,880
	7/16/12							7,200			92,880
	7/16/12								43,200	12.90	208,656
1
The Compensation Committee approved the grant of performance-based restricted stock awards, time-based restricted stock awards and stock options under the Company's Fiscal 2013 long-term incentive plan at its meeting on July 16, 2012.

2
Annual cash incentive payouts under the Company's Fiscal 2013 short-term incentive plan were contingent based upon performance for Fiscal 2013, which has now occurred. Thus, the information in these columns reflects the range of potential payouts at the time the performance goals were set by the Compensation Committee on July 16, 2012. The amounts actually paid under the plan for Fiscal 2013 are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. See the "Compensation Discussion and Analysis" section of this proxy statement for a description of the Fiscal 2013 short-term incentive plan.

3
The information in these columns shows the range of performance-based restricted stock grants that could be earned by the named executive officers under the Fiscal 2013 long-term incentive plan. The actual number of shares of performance-based restricted stock granted under the Fiscal 2013 long-term incentive plan is listed in the "Target" column above. See the "Compensation Discussion and Analysis" section of this proxy statement for a description of the performance-based restricted stock program under the Fiscal 2013 long-term incentive plan.

4
This column shows the number of shares of time-based restricted stock granted on July 16, 2012 to the named executive officers under the Company's Fiscal 2013 long-term incentive plan.

5
This column shows the number of shares of common stock that may be issued to the named executive officers upon the exercise of stock options granted by the Compensation Committee on July 16, 2012 under the Company's Fiscal 2013 long-term incentive plan.

6
The grant date fair value of the performance-based restricted stock awards, time-based restricted stock awards and stock options was computed in accordance with FASB ASC Topic 718.

7
Mr. Martinez participates in a bonus plan based principally on the performance of his business unit. See the "Compensation Discussion and Analysis — Fiscal 2013 Executive Compensation — Annual Cash Incentives under Fiscal 2013 Short-Term Incentive Plan" section of this proxy statement for additional information.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table sets forth information for each named executive officer with respect to:

  •
  Each stock option that remained outstanding as of May 31, 2013; and

  •
  Each award of restricted stock that was not vested and remained outstanding as of May 31, 2013.

	Option Awards[1]					Restricted Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
David P. Storch	27,607	0	0	17.97	7/21/13	300,000	6,018,000	56,681	1,137,021
	200,000	0		15.10	7/13/19
	56,108	28,055		17.27	7/11/20
	19,608	29,414		29.65	7/11/21
	0	144,000		12.90	7/16/22
Timothy J. Romenesko	2,109	0	0	17.50	7/21/13	136,248	2,733,135	27,790	557,467
	100,000	0		15.10	7/13/19
	27,108	13,556		17.27	7/11/20
	9,474	14,211		29.65	7/11/21
	0	72,000		12.90	7/16/22
Richard J. Poulton	0	0	0	0	0	0	0	0	0
Michael J. Sharp	10,000	0	0	15.10	7/13/19	22,206	445,452	6,439	129,166
	6,110	3,055		17.27	7/11/20
	2,134	3,204		29.65	7/11/21
	0	17,280		12.90	7/16/22
Randy J. Martinez	5,000	0	0	15.10	7/13/19	21,334	427,960	0	0
	13,332	6,668		17.27	7/11/20
	6,666	3,334		27.80	1/18/21
	0	25,000		12.90	7/16/22
Robert J. Regan	20,000	0	0	15.10	7/13/19	53,152	1,066,229	16,612	333,237
	16,158	8,081		17.27	7/11/20
	5,646	8,472		29.65	7/11/21
	0	43,200		12.90	7/16/22
1
Stock options with expiration dates of 7/13/2019, 7/11/2020 and 1/18/2021 vest in equal annual installments over three years and stock options with expiration dates of 7/11/2021 and 7/16/2022 vest in equal annual installments over five years. Vesting continues upon the participant's termination of employment due to Retirement, Disability (each as defined in the Stock Benefit Plan) or death, as follows:

  •
  Retirement: Stock options to continue to vest in accordance with the vesting schedule and can be exercised until the expiration date. However, if death occurs before the award expires, the unvested stock options are forfeited. If death occurs within three months after Retirement, vested options can be exercised as described below in the "Death" provision. If death occurs after three months from Retirement, vested options can be exercised until the option expiration date.

    •
    Disability: Stock options continue to vest and are exercisable until the earlier of: (i) one year after termination of employment and (ii) the option expiration date, except that if death occurs before the award expires, then unvested options are forfeited and vested options are exercisable for the period described herein.

    •
    Death: If death occurs during employment, or within three months after termination of employment for reasons other than Cause, then unvested options are forfeited and vested options are exercisable until the earlier of (i) one year after death or (ii) the option expiration date.

    Certain options listed were "reload" options, which have an exercise price equal to the NYSE closing price on the date the original option was exercised, but retain the original option expiration date. The Company no longer grants reload options and all outstanding options have been amended to eliminate the reload provisions.

2
The following schedule shows the vesting dates for the shares of time-based restricted stock of the named executive officers:

Vesting Date	Mr. Storch	Mr. Romenesko	Mr. Sharp	Mr. Martinez	Mr. Regan
6/1/13	112,000	46,000	5,000	4,000	8,000
5/31/14	39,743	19,202	4,327	1,666	11,446
5/31/15	52,001	25,124	5,664	6,666	14,976
6/1/15	60,000	28,000	3,000	4,000	8,000
5/31/16	24,256	11,922	2,775	5,000	7,130
5/31/17	12,000	6,000	1,440	—	3,600
3
These columns show the market value of the unvested shares of time-based restricted and performance-based restricted stock, respectively, held by the named executive officers, based on a price of $20.06 per share (the closing market price of the common stock on May 31, 2013, the last business day of Fiscal 2013).

4
The following schedule shows the vesting dates for the shares of performance-based restricted stock of the named executive officers:

Vesting Date	Mr. Storch	Mr. Romenesko	Mr. Sharp	Mr. Martinez	Mr. Regan
5/31/14	10,893	5,263	1,186	—	3,137
5/31/15	18,892	9,262	2,145	—	5,536
5/31/16	18,894	9,263	2,146	—	5,537
5/31/17	8,002	4,002	962	—	2,402

 Fiscal 2013 Option Exercises and Stock Vested

The following table sets forth information for each named executive officer concerning:

  •
  The exercise of options during Fiscal 2013;

  •
  The dollar amount realized on exercise of the options;

  •
  The number of shares of restricted stock that vested during Fiscal 2013; and

  •
  The value of those vested shares.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
David P. Storch	0	0	74,811	1,500,709
Timothy J. Romenesko	0	0	36,145	725,069
Richard J. Poulton	64,158	91,660	0	0
Michael J. Sharp	0	0	8,146	163,409
Randy J. Martinez	0	0	6,666	133,720
Robert J. Regan	0	0	21,891	438,272
1
This amount represents the difference between the closing market price of the common stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the option.

2
These amounts represent the closing market price of the common stock on the date of vesting, multiplied by the number of shares that vested.

Retirement Program Benefits

The Company provides defined benefit pension benefits under the SKERP and the Retirement Plan. The following table shows the years of service currently credited to each named executive officer under the applicable plan and the present value of the accumulated benefit payable under the applicable plan to each named executive officer at the earliest age an unreduced benefit is payable.

Fiscal 2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)[2]	Payments During Fiscal 2013 ($)
David P. Storch	Retirement Plan	26.4	720,906	—
	SKERP	N/A	230,070	—
Timothy J. Romenesko	Retirement Plan	24.4	637,157	—
	SKERP	N/A	187,914	—
Richard J. Poulton[3]	Retirement Plan	N/A	N/A	N/A
	SKERP	N/A	N/A	N/A
Michael J. Sharp[3]	Retirement Plan	8.9	66,965	—
	SKERP	N/A	N/A	N/A
Randy J. Martinez[3]	Retirement Plan	N/A	N/A	N/A
	SKERP	N/A	N/A	N/A
Robert J. Regan[3]	Retirement Plan	N/A	N/A	N/A
	SKERP	N/A	N/A	N/A
1
Number of Years of Credited Service as of May 31, 2005, the date the Retirement Plan was frozen.

2
Amounts shown in this column are calculated as of May 31, 2013, which is the measurement date for reporting purposes in the Company's Annual Report on Form 10-K for Fiscal 2013. See Note 7 to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for an explanation of the assumptions made by the Company in determining the amounts reported in this column.

3
Messrs. Poulton, Martinez and Regan do not participate in the defined benefit portion of the SKERP or in the Retirement Plan. Mr. Sharp does not participate in the defined benefit portion of the SKERP.

SKERP — Defined Benefit Portion

The Company provides supplemental retirement benefits to certain executives and key employees under the SKERP. The SKERP, which is a non-qualified plan, contains a defined benefit portion and a defined contribution portion (discussed below). Only Mr. Storch and Mr. Romenesko participate in the defined benefit portion of the SKERP, the material terms and conditions of which include the following:

Benefit Accruals:    Under the defined benefit portion of the SKERP, benefits were accrued until October 1, 2001 pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to: (i) 1/12 of 60% (50% for Mr. Romenesko) of Final Average Earnings less (ii) the monthly benefit payable under the Company's Retirement Plan determined as of October 1, 2001. For purposes of this benefit formula, (i) "Final Average Earnings" is defined as 1/5 of a participant's Compensation during the five consecutive years within the last 10 years preceding termination of employment during which such Compensation was the highest, and (ii) "Compensation" is defined as the participant's income reported on Form W-2, including pre-tax contributions to the Retirement Savings Plan, reduced by the income attributable to restricted stock and stock options, reimbursements or other expense allowances and fringe benefits. Benefits accrued on and after October 1, 2001 under the defined benefit portion of the SKERP will accrue pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to 1/12 of 60% (50% for Mr. Romenesko) of 25% of the percentage increase in the participant's base salary from September 30, 2001 to the date of the participant's termination of employment. The benefits accrued by Messrs. Storch and Romenesko as of May 31, 2006 have been transferred to the defined contribution portion of the SKERP and are held in an account established and maintained thereunder for each participant.

Benefits accrued under the defined benefit portion of the SKERP for all other participants ceased on October 1, 2001 and were distributed to them in a lump sum as soon as practicable thereafter.

Benefit Entitlement:    A participant is eligible to receive the benefit accrued under the SKERP following termination of employment when he reaches age 65. If a participant terminates employment after he reaches age 55 and his age plus years of service equal or exceed 62, benefits will be paid on the date of his termination or on a date no later than 15 years after termination of employment, as previously specified by the participant.

Form of Benefit Payment:    Each participant has previously elected to have the remainder of his retirement benefit paid in a lump sum. The assumptions set forth in the Company's Retirement Plan will be used to convert the retirement benefits from an annuity payment to a lump sum. The participant may change the time or form of payment in accordance with procedures set forth in the SKERP.

Forfeiture Events:    A participant will forfeit the retirement benefit if his employment is terminated due to theft, embezzlement, fraud or willful misconduct in the performance of his duties that materially injures the Company, or if during employment or the one-year period thereafter the participant violates the covenant not to compete contained in the SKERP. As a condition to receiving his retirement benefit, a participant must agree in writing to return his benefit, plus 8% interest, in the event of such forfeiture. The forfeiture provision does not apply if the participant's termination of employment causes benefits to be paid to him under Change in Control provisions of any agreement between the participant and the Company.

Retirement Plan

The Company's Retirement Plan is a tax-qualified pension plan. Benefit accruals ceased under the Retirement Plan with respect to most participants, including the named executive officers, effective June 1, 2005. Messrs. Poulton, Martinez and Regan do not participate in the Retirement

Plan because their dates of hire were after June 1, 2005. The material terms and conditions of the Retirement Plan as they pertain to Messrs. Storch, Romenesko and Sharp are as follows:

Benefit Formula:    Until January 1, 2000, benefits were accrued pursuant to a formula that provides a monthly single life annuity at retirement at age 65 equal to 1 1/2% of the participant's Final Average Earnings reduced by the participant's Social Security offset determined under the Plan, multiplied by the participant's years of Credited Service (up to 20). Effective as of January 1, 2000, the Plan was converted to a cash balance type of plan, subject to a "grandfather" provision applicable to certain participants based on age and years of service. An account is maintained for each participant which consists of (i) an opening account balance equal to the then present value of the benefit accrued by the participant under the prior formula as of December 31, 1999, (ii) quarterly contributions made by the Company equal to a percentage of compensation based on the participant's age and years of Credited Service, and (iii) quarterly interest credits made by the Company equal to 25% of the 30-year Treasury securities interest rate for the second month preceding the beginning of each quarter. For purposes of the benefit formulae, "Final Average Earnings" and "Compensation" have the same definitions as used in the SKERP, as discussed above.

The benefits under the Retirement Plan generally ceased accruing on June 1, 2005, although the participants' cash balance accounts continue to be credited with interest until the benefits are distributed.

Vesting:    Participants are eligible to receive benefits from the Retirement Plan after completing five years of Vesting Service. The named executive officers who participate in the Retirement Plan are fully vested in their benefits.

Payment of Retirement Benefits:    Participants can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until normal retirement age (age 65). Any vested participant can elect benefits at any time after termination of employment, with the benefit actuarially reduced to reflect payment prior to age 65. The Retirement Plan also provides for a Disability retirement benefit.

Forms of Benefit Payment:    The normal form of benefit payment for a married participant is a joint and 50% survivor annuity, and the normal form of benefit payment for an unmarried participant is a single life annuity. Participants, with spousal consent, if applicable, can waive the normal form of benefit payment and elect to have benefits paid in various annuity forms, which are the actuarial equivalent of the normal form, or in a lump sum.

Retirement Savings Plan:    In connection with ceasing benefits under the Retirement Plan, the Company amended its Retirement Savings Plan to provide additional benefits, as described below in the discussion following the Non-Qualified Deferred Compensation table.

Non-Qualified Deferred Compensation

The Company provides non-qualified deferred compensation benefits under the defined contribution portion of the SKERP. The following table below shows the contributions made by each named executive officer and by the Company in Fiscal 2013, the earnings accrued on the named executive officer's account balance in Fiscal 2013, and the account balance as of May 31, 2013.

 Fiscal 2013 Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal 2013 ($)[1]	Company Contributions in Fiscal 2013 ($)[2]	Aggregate Earnings in Fiscal 2013 ($)[3]	Aggregate Withdrawal/ Distributions ($)		Aggregate Balance at May 31, 2013 ($)[4]
David P. Storch	86,371	491,186	1,981,641	—		10,389,312
Timothy J. Romenesko	45,328	196,394	374,838	—		2,545,698
Richard J. Poulton	14,324	21,638	84,135	492,719	[5]	—
Michael J. Sharp	12,004	31,319	75,063	—		367,994
Robert J. Regan	36,022	88,023	135,460	—		760,763
1
The amount of contributions made by each named executive officer and reported in this column in respect of salary deferrals in Fiscal 2013 is included in each named executive officer's compensation reported in the Summary Compensation Table as "Salary." The amount of contributions reported in this column also reflects deferral of cash bonuses paid in Fiscal 2013 but earned and reported in the Summary Compensation Table for Fiscal 2012.

2
The amount of Company contributions reported in this column for each named executive officer is reported in the "All Other Compensation" column in the Summary Compensation Table.

3
The investment earnings reported in this column for each named executive officer are not reported in the Summary Compensation Table.

4
The aggregate balance as of May 31, 2013 reported in this column for each named executive officer reflects amounts that have been previously reported as compensation in the Summary Compensation Table for Fiscal 2013 or prior years, except the following amounts of earnings included in the account balance: Mr. Storch, $3,579,691; Mr. Romenesko, $634,513; Mr. Poulton, $124,245; Mr. Sharp, $107,945; and Mr. Regan, $200,086. The aggregate balance as of May 31, 2013 also includes the following cumulative amounts transferred from the defined benefit portion of the SKERP: Mr. Storch, $1,712,865; and Mr. Romenesko, $272,876.

5
Upon his termination of employment, Mr. Poulton forfeited $212,530 unvested SKERP benefits and received a distribution of $280,189 on April 29, 2013.

SKERP — Defined Contribution Portion

The defined contribution portion of the SKERP covers certain executives and key employees and provides the portion of a participant's benefit that cannot be paid under the Retirement Savings Plan due to Internal Revenue Code limits, including the limit on the amount of compensation that can be taken into account in determining benefits ($250,000 in 2012 and $255,000 in 2013). The material terms and conditions of the defined contribution portion of the SKERP include the following:

Contributions:    Each participant may make an election which satisfies Code Section 409A to contribute a portion of his base salary (up to 75%) for that calendar year that exceeds the Code's compensation limit and a portion of the bonus (up to 75%) paid to him for the Company's fiscal year beginning in such calendar year that exceeds the Code's compensation limit. The Company makes a matching contribution under the SKERP using the formula in the Retirement Savings Plan (i.e., 20% of the first 5% of the participant's contributions, up to 1% of compensation), as well as the portion of the Company's retirement benefit and profit sharing contributions that could not be made under the Savings Plan due to the Code's compensation limit. The Company also makes annual supplemental contributions to the accounts of the Chief Executive Officer (22% of base salary and bonus), the President (16% of base salary and bonus) and other eligible named executive officers (5% or 10% of base salary and bonus). To receive a credit of this contribution, the eligible participant must be employed as of the day before the contribution is made to the SKERP (unless termination of employment is due to death or Disability).

Mr. Storch and Mr. Romenesko also have amounts held in a supplemental account that were transferred from the defined benefit portion of the SKERP, which represent the lump sum value of each participant's accrued benefit as of May 31, 2006 under the defined benefit portion. These amounts are now subject to the terms and conditions of the defined contribution portion of the SKERP.

Vesting:    A participant is fully vested in amounts attributable to his own deferral contributions, and vests in all Company contributions, except supplemental contributions, at a rate equal to 33 1/3% for each year of vesting service (subject to full vesting upon age 65, death or Disability). A participant vests in amounts attributable to Company supplemental contributions (i) made prior to October 17, 2007, upon the earlier of age 65, or age 57 with 15 years of service, and (ii) made after October 17, 2007, upon the earlier of age 65, or age 55 with the sum of age and years of service equal to at least 75.

Investments:    Each participant's plan accounts are credited with earnings and losses based on investment alternatives made available by the plan committee and selected by the participant from time to time. The investment options currently offered under the SKERP consist of 24 mutual funds including 10 "Life Cycle" fund choices. Participants may change investment elections at any time.

Distributions:    Distribution of a participant's accounts is generally made upon the participant's termination of employment or on a date no later than 15 years after termination of employment, as previously specified by the participant. Participants were to elect by December 31, 2005 whether their accounts are to be paid in a lump sum or installments not to exceed 15 years (a participant who failed to make an election will have his account paid in a lump sum). Notwithstanding the foregoing, (i) a participant may elect distribution of the portion of his accounts earned and vested as of December 31, 2004 (and earnings thereon) upon six month's advance written election or if such distribution is subject to a 10% forfeiture; (ii) a participant can change the time and form of payment of the portion of his accounts earned and vested after December 31, 2004 in accordance with procedures set forth in the plan; (iii) a participant can elect a distribution at any time in order to satisfy an unforeseeable hardship (as defined in the plan); and (iv) in the event of a potential Change in Control of the Company (as determined by the Board), the portion of the participant's accounts earned and vested as of December 31, 2004 (including earnings thereon) will be distributed in an immediate lump sum. Distributions to "key employees" as defined in Code Section 409A upon termination of employment will not be paid earlier than six months following such termination.

Forfeiture Events:    A participant will forfeit the portion of his plan accounts attributable to Company supplemental contributions and to amounts transferred from the defined benefit portion of the SKERP, if applicable, if his employment is terminated due to theft, embezzlement or fraud or willful misconduct in the performance of his duties that materially injures the Company, or if during employment or the one-year period thereafter the participant violates the covenant not to compete contained in the SKERP. As a condition to receiving such amounts, a participant must agree in writing to return such amounts, plus 8% interest, in the event of such forfeiture. The forfeiture provision does not apply if the participant's termination of employment causes benefits to be paid to him under change in control provisions of any agreement between the participant and the Company.

Retirement Savings Plan

The Retirement Savings Plan is a tax-qualified retirement plan that covers most United States employees, including the named executive officers. The material terms and conditions of the Retirement Savings Plan as it pertains to non-union employees are as follows:

Contributions:    A participant can elect to defer 1% to 75% of compensation, up to a maximum of $17,500 for 2013, or $23,000 if age 50 or older. Contributions can be made on a pre-tax or after-tax basis, as elected by the participant. Unless a participant elects otherwise: (i) participation for non-union employees hired on or after June 1, 2007 and prior to June 26, 2009 is automatic at a 3% deferral rate; and (ii) participation for non-union employees hired on or after June 26, 2009 is automatic at a 5% deferral rate, with automatic 1% annual increase. The Company provides a matching contribution, a profit sharing contribution and a retirement benefit contribution. The current matching contribution is made, as of each payroll period, in an amount equal to 20% of the first 5% of the participant's contributions, up to 1% of compensation, to the Plan for such payroll period. The profit sharing contribution is made, as of the end of each calendar year and is based on the participant's contributions and the economic performance of the participant's operating unit and is equal to a percentage of the participant's compensation, up to 4%. The retirement benefit contribution, which is also made as of the end of each calendar year, was added to the Plan, effective June 1, 2005, and is equal to a percentage of compensation, up to 4%, based on the participant's age and years of credited service. A participant must have earned one year of service to be eligible for a retirement benefit contribution, and generally must be employed on the last day of the calendar year to receive a profit sharing contribution. Compensation for purposes of determining contributions includes cash compensation shown as income on the participant's Form W-2, reduced by the participant's contributions to the plan and excluding the income attributable to restricted stock options, reimbursements or other expense allowances and fringe benefits and subject to the Code's compensation limit ($250,000 for 2012 and $255,000 in 2013).

Investments:    Each participant's plan account is credited with earnings and losses based on investment alternatives made available by the plan committee and selected by the participant from time to time. The investment options currently offered under the plan consist of 24 mutual funds including 10 "Life Cycle" fund choices. Participants may change investment elections at any time.

Vesting:    Participants hired prior to July 1, 1999 are fully vested in their accounts under the plan. Participants hired on or after January 1, 1999 are fully vested in their own contribution accounts, and vest in the Company contribution accounts at a rate equal to 33 1/3% for each year of vesting service (subject to full vesting upon age 65, death or Disability).

Distributions:    Participants can elect distributions of the plan accounts upon termination of employment, in a lump sum, an eligible rollover distribution, or, if early or normal retirement has been attained, in installments not to exceed 15 years.

 Potential Payments Upon Termination of Employment or a Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a Change in Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock options and restricted stock that are otherwise vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). These benefits as they pertain to the named executive officers are as described and set forth in the tables beginning on page 55.

Employment Agreement of David P. Storch

The Company has an employment agreement with Mr. Storch that provides the following severance benefits:

Termination of Employment — Prior to a Change in Control:    If prior to a Change in Control, either the Company terminates his employment without Cause or Mr. Storch terminates his employment for Good Reason, Mr. Storch is entitled to: (i) continued payment of his base salary for 36 months, and (ii) a lump sum payment equal to three times the average of the cash incentive bonus paid to him for the preceding three fiscal years of the Company. Payments cease upon any material breach of the confidentiality and non-compete provisions set forth in the agreement (the non-compete provisions remain in effect for the two-year period following any such termination of employment).

Termination of Employment — Following a Change in Control:    If Mr. Storch's employment is terminated within 24 months following a Change in Control either by the Company other than for Cause or Disability or by Mr. Storch for Good Reason, or if his employment terminates for any reason other than Disability or death during the 30-day period following the 24th month after a Change in Control, he is entitled to:

  •
  An immediate lump sum payment equal to the sum of (A) any unpaid salary through the date of termination and any unpaid bonus earned for the preceding fiscal year, (B) a pro rata portion of the bonus that would have been paid to him had he remained employed until the end of the fiscal year and all performance targets were met, and (C) (1) if termination is within the 24-month period for other than Cause, or for Disability or Good Reason, three times his base salary and cash bonus for either the most recently completed fiscal year prior to the termination or the preceding fiscal year, whichever produces the higher amount or (2) if termination is by Mr. Storch during the 30-day period following the 24-month period, an amount equal to $4,747,770 (pursuant to the employment agreement, this amount reflects the computation described in (C)(1) above, based on base salary and bonus paid in Fiscal 2010);

  •
  Continued coverage for Mr. Storch and his spouse under the Company's welfare and fringe benefit plans for three years following termination of employment (he and his spouse can elect continued medical and dental coverage pursuant to COBRA at the end of such three-year period);

  •
  A lump sum payment of an amount equal to the lesser of (A) three times the amount of Company contributions made under the Retirement Savings Plan and the defined contribution portion of the SKERP for the calendar year preceding the year in which the termination occurs or (B) $1,575,876 (pursuant to the agreement, this amount reflects the computation described in (A) above based on Company contributions made for the 2009 calendar year), plus, in each case, a gross-up payment to cover any related income tax liability;

  •
  Company-paid outplacement services for 18 months or, if earlier, the attainment of new employment (up to a maximum Company expense of 3.5% of the amount paid to Mr. Storch pursuant to (C) in the first bullet point above);

  •
  Reasonable legal fees incurred by Mr. Storch in enforcing the agreement; and

  •
  A gross-up payment to cover any excise and related tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement.

Mr. Storch is also entitled to the benefits described above under "Termination of Employment — Prior to Change in Control" if he terminates his employment for Good Reason after the 30th day following the 24th month after a Change in Control. The employment agreement's non-compete provisions do not apply in the case of a termination of employment following a Change in Control.

General:    Regardless of whether a Change of Control is involved:

  •
  If Mr. Storch's termination is due to Retirement, he and his spouse are entitled to continued coverage under the Company's medical, dental, welfare and executive health programs for his (and his spouse's) lifetime (or until he obtains health coverage from a new employer);

  •
  If Mr. Storch's employment terminates due to Disability, he will receive payment pursuant to the Company's disability plans then in effect, and he will continue to receive coverage under the Company's medical, dental, and life insurance plans for three years following such termination (the employment agreement provides that payments under the Company's disability plans will be at a level no less favorable than that in effect on May 31, 2010); and

  •
  If Mr. Storch's employment is terminated following the expiration of his agreement, he will be entitled to receive the same benefits as if he were terminated without Cause by the Company prior to a Change in Control.

In any event, payments under the employment agreement in connection with Mr. Storch's termination of employment that would be considered deferred compensation under Section 409A of the Internal Revenue Code will be delayed for six months following such termination to the extent necessary to comply with Section 409A.

For purposes of Mr. Storch's employment agreement:

"Change in Control" means (i) a person's acquisition of more than 35% of the voting power of the Company's outstanding stock, (ii) a merger or consolidation of the Company that results in the holders of the voting stock immediately prior thereto holding less than 60% of the voting stock of the resulting or surviving entity, (iii) a sale of substantially all of the Company's assets other than to an entity at least 80% owned by the Company, or (iv) the election, without the consent of the incumbent Board, of a majority of the directors then in office.

"Cause" means Mr. Storch's (i) dishonesty, intentional breach of fiduciary duty, or intentional wrongdoing or malfeasance, (ii) disregard of a material and proper direction from the Board, or (iii) material breach of the employment agreement that is not cured within 30 days of receipt of notice from the Company.

"Disability" means a physical or mental condition that has prevented Mr. Storch from substantially performing his duties under the employment agreement for a period of 180 days and that is expected to continue to render Mr. Storch unable to substantially perform his duties for the remaining term of the employment agreement on a full-time basis.

"Good Reason" means (i) a material reduction in the nature or scope of Mr. Storch's duties or responsibilities or in his compensation (including benefits), (ii) a material breach of the employment agreement by the Company that is not cured within 30 days of receipt of notice from Mr. Storch, or (iii) a relocation of his primary place of employment by 50 or more miles.

"Retirement" means Mr. Storch's voluntary termination of employment that does not result in severance payments under the employment agreement.

Severance and Change in Control Agreements

The Company has severance and change in control agreements with Messrs. Romenesko, Sharp and Regan and with certain other key employees. The agreements as they pertain to these named executive officers provide for the following benefits upon the following types of employment termination:

Termination of Employment — Prior to a Change in Control:    If a Change in Control of the Company has not occurred and the executive's employment is terminated by the Company other than for Cause, he is entitled to (i) continued salary for 12 months or, if earlier, until he obtains comparable employment, (ii) any earned bonus not yet paid for the preceding fiscal year, and (iii) a pro-rata portion of the bonus that would have been paid to the executive had he remained employed until the end of the fiscal year in which the termination occurs. Any bonus will be paid in a lump sum on the later of the time bonuses are paid to other officers and the end of the severance period (with interest at the prime rate plus 1% from the earlier of such dates). If the executive terminates his employment, or if the Company terminates the executive's employment for Cause, the Company may, but is not required to, pay the above-described severance benefits. Severance payments will cease if the executive breaches the confidentiality or non-compete provisions in the agreement, which are in effect for the one-year severance period.

Termination of Employment — Following a Change in Control:    If the executive's employment is terminated within 18 months following a Change in Control by the Company other than for Cause or Disability or by the executive for Good Reason, or if the executive's employment terminates for any reason other than Disability or death during the 30-day period following the 18th month after a Change in Control, he is entitled to (i) an immediate lump sum payment equal to the sum of (A) any unpaid salary and bonus earned for the preceding fiscal year, (B) a pro rata portion of the bonus that would have been paid to the executive had he remained employed until the end of the fiscal year and as if all performance targets had been met (including the value of any restricted stock granted in lieu of bonus), and (C) two or three times base salary and cash bonus (depending upon the executive involved) for either the most recently completed fiscal year prior to the termination or the preceding fiscal year, whichever produces the higher amount, (ii) continued coverage for the executive and his dependents under the Company's welfare and fringe benefit plans for two or three years following termination of employment (the executive and his dependents can elect continued medical and dental coverage pursuant to COBRA at the end of such two- or three-year period), (iii) for Mr. Romenesko and Mr. Sharp, an immediate lump sum payment equal to the actuarial equivalent of the additional benefits that would be earned under the Company's retirement plans with three additional years of service and a gross-up payment to cover any related income tax liability, (iv) Company-paid outplacement services for the earlier of 18 months or the attainment of new employment (up to a maximum Company expense of 3.5% of the amount paid to the executive pursuant to (i)(C) above), (v) reasonable legal fees incurred by the executive in enforcing the agreement, and (vi) for Mr. Romenesko and Mr. Sharp, a gross-up payment to cover any excise and related tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement. The agreements' non-compete provisions do not apply in the case of a termination of employment following a Change in Control.

Termination of Employment — Disability:    If the executive's employment terminates due to Disability, the executive will receive payment pursuant to the Company's disability plans then in effect and will continue to receive coverage under the Company's medical, dental and life insurance plans for two or three years following such termination.

Acceleration of Equity Awards:    The severance and change in control agreements also provide that upon any Change in Control, all outstanding stock options and restricted stock will vest immediately.

For purposes of the severance and change in control agreements:

"Change in Control" means (i) a person's acquisition of more than 20% of the voting power of the Company's outstanding stock, (ii) a merger or consolidation of the Company that results in the holders of the voting stock immediately prior thereto holding less than 60% of the voting stock of the resulting or surviving entity, (iii) a sale of substantially all of the Company's assets other than to an entity at least 80% owned by the Company, or (iv) the election, without the consent of the incumbent Board, of the lesser of three directors or a majority of the directors then in office.

"Cause" means the executive's (i) dishonesty, intentional breach of fiduciary duty, or intentional wrongdoing, (ii) disregard of a material and proper direction from the Board, or (iii) material breach of the agreement that is not cured within 10 days of receipt of notice from the Company.

"Disability" means a physical or mental condition that has prevented the executive from substantially performing his duties under the agreement for a period of 180 days and that is expected to continue to render the executive unable to substantially perform his duties for the remaining term of the agreement on a full-time basis.

"Good Reason" means (i) a material reduction in the nature or scope of the executive's duties or responsibilities, or in his compensation (including benefits), (ii) if Mr. Storch is not the Chief

Executive Officer at the time of termination, the executive's determination that as a result of a material change in employment circumstances he is unable to adequately carry out his duties, or (iii) a relocation of the executive's primary place of employment by more than 100 miles.

In any event, payments under the agreements in connection with termination of employment that would be considered deferred compensation under Section 409A of the Internal Revenue Code will be delayed for six months following such termination to the extent necessary to comply with Section 409A.

Split Dollar Insurance Agreements

The Company has entered into split dollar life insurance agreements with certain key employees, including Mr. Storch, Mr. Romenesko and Mr. Sharp. Under the agreements, the employees own the policies, except for the cash value portion of the policies owned by the Company. The Company funds the annual insurance premiums for the policies during the term of the agreement subject to reimbursement from the cash value or death benefit proceeds of the policies. Upon a Change in Control of the Company (as defined above), the Company will prepay all premiums, plus any amounts necessary for the cash value and death benefits to be at the same level at the Change in Control date. If the executive's employment terminates after a Change in Control and benefits are paid under the severance and change in control agreements, the split dollar agreements will continue for the severance period.

Stock Benefit Plan

A named executive officer's termination of employment can result in enhanced benefits under the Company Stock Benefit Plan, depending on the reason for such termination:

Stock Options:    If termination is due to Retirement (as defined in the Plan), options continue to vest in accordance with the vesting schedule and can be exercised until the expiration date, except that if death occurs before the award expires, then unvested stock options are forfeited. If death occurs within three months after Retirement, vested options can be exercised until the earlier of one year after death or the option expiration date, and if death occurs after three months from Retirement, vested options can be exercised until the option expiration date. If termination is due to Disability (as defined in the Stock Benefit Plan), options continue to vest and are exercisable until the earlier of one year after termination of employment and the option expiration date, except that if death occurs before the award expires, then unvested options are forfeited and vested options are exercisable for the period described herein. If death occurs during employment, or within three months after termination of employment for reasons other than Cause, then unvested options are forfeited and vested options are exercisable until the earlier of one year after death or the option expiration date.

Restricted Stock Awards:    If termination is due to Retirement, restricted stock awards continue to vest in accordance with their vesting schedule. If termination is due to Disability (as defined in the Stock Benefit Plan) or death on or before the third anniversary of the date of grant, then the difference between one-half of the total award shares and the number of shares already vested will vest as of such termination. If termination is due to Disability or death after the third anniversary of the date of grant, all awards shares will vest as of such termination.

The Stock Benefit Plan has change in control provisions that apply to participants who do not have a severance and change in control agreement. Upon a Change in Control of the Company (as defined in the Stock Benefit Plan) that does not have prior written approval of the Board, all options and restricted stock awards will fully vest. Upon a change in control that has the approval of the Board, the Compensation Committee has the discretion to either provide for full vesting of options and restricted stock awards or grant replacement awards with respect to the successor company's stock.

Tables of Potential Payments Upon Termination
of Employment or a Change in Control

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer under the following termination of employment or change in control events, assuming a change in control or a termination of employment occurred on May 31, 2013 (the last business day of Fiscal 2013).

Change in Control

Name	Vesting of Restricted Stock ($)[1]	Vesting of Stock Options ($)[2]
David P. Storch	7,155,021	1,109,313
Timothy J. Romenesko	3,290,602	553,341
Michael J. Sharp	574,618	132,248
Randy J. Martinez	427,960	197,604
Robert J. Regan	1,399,466	331,858
1
Under the Stock Benefit Plan and severance and change in control agreements, all restricted stock (both performance-based and time-based) generally vests upon a Change in Control of the Company. See "—Stock Benefit Plan" above. The amounts shown reflect the number of shares that would have vested upon a Change in Control on May 31, 2013, based on the number of shares multiplied by $20.06, the closing price of the common stock on May 31, 2013.

2
Under the Stock Benefit Plan and severance and change in control agreements, all stock options generally vest upon a Change in Control of the Company. See "—Stock Benefit Plan" above. The amounts shown reflect the number of option shares, multiplied by the difference (but not less than zero) between the option exercise price and $20.06, the closing price of the common stock on May 31, 2013.

Termination of Employment — Prior to a Change in Control
	Other than Cause					Disability			Death
Name	Salary ($)[1]	Bonus ($)[2]	Restricted Stock ($)[3]	Stock Options ($)[4]	Health and Welfare ($)[5]	Health and Welfare ($)[6]	Restricted Stock ($)[7]	Stock Options ($)[4]	Restricted Stock ($)[7]
David P. Storch	2,666,025	3,601,585	7,155,021	1,109,313	293,967	34,638	5,115,089	284,481	5,115,089
Timothy J. Romenesko	489,483	676,324	3,290,602	553,341	0	39,222	2,296,890	140,925	2,296,890
Michael J. Sharp	353,287	322,185	574,618	132,248	0	39,222	347,128	0	347,128
Randy J. Martinez	0	0	427,960	197,604	0	0	277,510	54,404	277,510
Robert J. Regan	383,908	424,362	1,399,466	331,858	0	26,148	806,191	84,408	806,191
1
Reflects continued salary for 36 months for Mr. Storch under his employment agreement and continued salary for 12 months for the three named executive officers with severance and change in control agreements.

2
Reflects (i) in the case of Mr. Storch, three times the average of the non-equity incentive plan compensation or bonus paid to him for the three preceding fiscal years, and (ii) in the case of the three named executive officers with severance and change in control agreements, the non-equity incentive plan compensation bonus paid for Fiscal 2013 as shown in the Summary Compensation Table.

3
The amounts in this column reflect the value of the restricted stock that would vest pursuant to the Stock Benefit Plan if termination is due to Retirement at May 31, 2013, based on the number of shares, multiplied by $20.06, the closing price of the common stock on May 31, 2013.

4
The amounts in this column reflect the value of the continued vesting of options pursuant to the Stock Benefit Plan if termination is due to Retirement or Disability at May 31, 2013 based on the difference between the exercise price and $20.06, the closing price of the common stock on May 31, 2013.

5
Available under Mr. Storch's employment agreement upon his retirement.

6
Available under Mr. Storch's employment agreement and the severance and change in control agreements for the three named executive officers with severance and change in control agreements.

7
The amounts in these columns reflect the value of the restricted stock that would vest upon termination due to Disability or death at May 31, 2013, based on the number of shares, multiplied by $20.06, the closing price of the common stock on May 31, 2013.

Termination of Employment — Following a Change in Control

Name	Salary[1] ($)	Bonus[2] ($)	Health and Welfare Continuation ($)	Additional Retirement Plan Credits[3] ($)	Outplacement Services ($)	280G Gross-Up ($)
David P. Storch	2,666,025	5,402,740	34,638	2,544,008	235,133	7,309,619
Timothy J. Romenesko	1,468,448	2,705,296	39,222	1,224,097	122,410	3,622,737
Michael J. Sharp	1,059,862	1,288,740	39,222	337,736	70,925	1,292,009
Randy J. Martinez	0	0	0	0	0	0
Robert J. Regan	767,815	1,273,086	26,148	0	56,579	0
1
Reflects three times salary for Mr. Storch under his employment agreement and two or three times salary (depending on the officer involved) for the three named executive officers with severance and change in control agreements.

2
Reflects (i) in the case of Mr. Storch, the non-equity incentive plan compensation bonus paid to him for Fiscal 2013 as shown in the Summary Compensation Table, plus three times his non-equity incentive plan compensation bonus for either the most recently completed fiscal year prior to termination or the preceding fiscal year, whichever produces the higher amount (except that upon termination by Mr. Storch for other than Disability or death during the 30-day period following the 24th month after a Change in Control, Mr. Storch would receive $4,747,770), and (ii) in the case of the other named executive officers, the non-equity incentive compensation plan bonus paid to them for Fiscal 2013 as shown in the Summary Compensation Table, plus two or three times the non-equity incentive plan compensation bonus (depending on the officer involved) for either the most recently completed fiscal year prior to termination or the preceding fiscal year, whichever produces the higher amount.

3
Includes an income tax gross-up payment.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of common stock beneficially owned, as of July 31, 2013, by (i) each current director and director nominee for election to the Board, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each beneficial owner of more than five percent of the outstanding shares of common stock. Except as noted, the nature of beneficial ownership for shares shown in the tables is sole voting and sole investment power, and none of the shares shown in the tables is pledged by any of the persons listed.

Security Ownership of Management

Name	Shares Beneficially Owned[1]	Percent of Shares Outstanding if Greater than 1%
Anthony K. Anderson	8,333	—
Norman R. Bobins	30,572	—
Michael R. Boyce[2]	64,938	—
Ronald R. Fogleman	27,572	—
James E. Goodwin	41,044	—
Patrick J. Kelly[3]	46,620	—
Randy J. Martinez	62,593	—
Peter Pace	17,248	—
Robert J. Regan	157,123	—
Timothy J. Romenesko	420,534	1.070%
Michael J. Sharp	59,822	—
David P. Storch[4]	1,694,779	4.280%
Marc J. Walfish	67,157	—
Ronald B. Woodard	40,572	—
All directors and executive officers as a group	2,738,907	6.918%
1
Includes unvested restricted shares held by directors and executive officers, as well as the following shares of the identified person that may be acquired within 60 days of July 31, 2013 through the exercise of stock options: General Fogleman, 3,500 shares; Mr. Goodwin, 3,500 shares; Mr. Martinez, 36,666 shares; Mr. Regan, 58,525 shares; Mr. Romenesko, 164,538 shares; Mr. Sharp, 24,755 shares; Mr. Storch, 332,571 shares; Mr. Walfish, 3,500 shares; Mr. Woodard, 3,500 shares; and all directors and executive officers as a group, 631,055 shares.

2
Includes 10,000 shares beneficially owned through Maverick Investors Limited Partnership, a family partnership of which Mr. Boyce is a general partner.

3
Includes 16,000 shares beneficially owned through KMK & Associates, LLC, of which Mr. Kelly is a one-third owner.

4
Includes: (a) 18,810 shares beneficially owned by Mr. Storch's wife, as to which Mr. Storch disclaims beneficial ownership; (b) 50,000 shares beneficially owned through DPS Asset Management LLC, a family investment vehicle of which Mr. Storch is President; (c) 1,125 shares under the Irving Storch

  Revocable Trust and 900 shares under the Lorraine Storch Revocable Trust under each of which Mr. Storch is trustee and a beneficiary; (d) 250,000 shares owned through the Storch Family Dynasty Trust, under which Mr. Storch is trustee and a beneficiary; and (e) 180,695 shares beneficially owned through a limited power of attorney arrangement, as to which Mr. Storch disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.[1] 40 East 52nd Street New York, NY 10022	3,422,934	8.62
Dimensional Fund Advisors LP2 Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,987,496	7.53
Franklin Resources Inc.[3] One Franklin Parkway San Mateo, CA 94403	4,110,700	10.4
Vanguard Group, Inc.[4] 100 Vanguard Blvd. Malvern, PA 19355	2,283,385	5.75
1
Based on a Schedule 13G filing dated April 6, 2013, BlackRock, Inc. disclosed beneficial ownership with respect to the shares as follows:

• Sole voting power:	4,101,152
• Shared voting power:	0
• Sole dispositive power:	4,101,152
• Shared dispositive power:	0
2
Based on a Schedule 13G filing dated February 8, 2013, Dimensional Fund Advisors LP disclosed beneficial ownership with respect to the shares as follows:

• Sole voting power:	2,953,936
• Shared voting power:	0
• Sole dispositive power:	2,987,496
• Shared dispositive power:	0
3
Based on a Schedule 13G filing dated February 8, 2013, Franklin Resources, Inc. disclosed beneficial ownership with respect to the shares as follows:

• Sole voting power:	3,877,700
• Shared voting power:	0
• Sole dispositive power:	4,110,700
• Shared dispositive power:	0
4
Based on a Schedule 13G filing dated February 20, 2013, the Vanguard Group, Inc. disclosed beneficial ownership with respect to the shares as follows:

• Sole voting power:	62,777
• Shared voting power:	0
• Sole dispositive power:	2,222,308
• Shared dispositive power:	61,077

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and beneficial owners of more than 10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NYSE, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of SEC Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to Fiscal 2013, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934 during Fiscal 2013, except for one late Form 4 filed on July 2, 2012 by Mr. Boyce, a director of the Company, to report an open market purchase of 7,500 shares of the Company's common stock.

 EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of May 31, 2013 with respect to the Company's compensation plans under which equity securities of the Company are authorized for issuance (shares in thousands):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securities holders	2,300	$16.22	1,259
Equity compensation plans not approved by securities holders	—	—	—
Total	2,300	$16.22	1,259

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Any stockholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for consideration at the annual meeting of stockholders to be held in 2014 must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, no later than May 5, 2014, in order for the proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. The proposal must comply with applicable SEC rules and the Company's By-Laws.

Under the Company's By-Laws, any stockholder who wishes to submit a matter (other than a stockholder proposal brought in accordance with SEC Rule 14a-8) for consideration at the 2014 annual meeting of stockholders, including any stockholder proposal or director nomination, that would not be included in the Company's proxy statement must submit the matter to the Company, in writing, to be received by the Secretary of the Company no later than April 12, 2014. The notice of such matter must contain the information required by the By-Laws.

OTHER BUSINESS

Management knows of no other matters which are to be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, the named proxy holders will vote all proxies in their discretion and best judgment on such other matter.

By Order of the Board of Directors,
Robert J. Regan Vice President, General Counsel and Secretary

August 30, 2013

Upon the written request of any record holder or beneficial owner of common stock of AAR CORP., the Company will provide, without charge, a copy of its annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2013. Requests should be made to Mr. Robert J. Regan, Vice President, General Counsel and Secretary, AAR CORP., One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191, (630) 227-2000.

EXHIBIT A — AAR CORP. 2013 STOCK PLAN

1. Purpose

The purpose of the AAR CORP. Stock Benefit Plan is to encourage Key Employees and Non-Employee Directors of the Company to increase their investment in the Company and to provide additional opportunities to such persons to share in the success of the Company. These opportunities are intended to foster in Key Employees and Non-Employee Directors a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future.

2. Definitions

For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1
"Award" means an Option, a Stock Award, a Stock Unit, or an SAR.

2.2
"Award Agreement" means, as applicable, a Stock Option Agreement, Stock Award Agreement, Stock Unit Award Agreement, or SAR Agreement evidencing an Award granted under the Plan.

2.3
"Board" means the Board of Directors of the Company.

2.4
"Change in Control" means the earliest of:

(a)
any person (as such term is used in the Exchange Act) has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(b)
the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(c)
the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of directors constituting a majority of the number of directors of the Company then in office.

2.5
"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6
"Committee" means the Board's Compensation Committee, or such other committee designated by the Board comprised of not less than two directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder.

2.7
"Company" means AAR CORP., a Delaware corporation.

2.8
"Fair Market Value" means, as of any date, the closing price of a Share on the New York Stock Exchange on such date, or if no trading occurred on the New York Stock Exchange on such date, the trading day immediately preceding such date.

2.9
"Incentive Stock Option" or "ISO" means an Option meeting the requirements of Section 422 of the Code.

2.10
"Key Employee" means an employee of the Company or a Subsidiary selected to participate in the Plan in accordance with Section 3.2. A Key Employee may also include a person who is granted an Award (other than an Incentive Stock Option) in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not vest prior to the commencement of employment.

2.11
"Non-Employee Director" means a member of the Board who is not an employee of the Company or a Subsidiary.

2.12
"Non-Qualified Stock Option" or "NSO" means an Option other than an Incentive Stock Option.

2.13
"Option" means the grant of a right to purchase Shares under Section 6 of the Plan and will be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.14
"Participant" means a Key Employee or Non-Employee Director selected to receive an Award under the Plan.

2.15
"Plan" means the AAR CORP. 2013 Stock Benefit Plan as reflected in the provisions contained herein, and as it may be amended from time to time.

2.16
"Shares" means the shares of the Company's $1.00 par value common stock.

2.17
"Stock Award" means the grant of Shares under Section 7 of the Plan.

2.18
"Stock Unit" means the grant of a right to receive Shares or cash under Section 8 of the Plan.

2.19
"Stock Appreciation Right" or "SAR" means the grant of a right to receive Shares or cash under Section 9 of the Plan.

2.20
"Subsidiary" means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest.

3. Administration

3.1    The Committee.    The Plan shall be administered by the Committee.

3.2
Authority of the Committee.

(a)
The Committee shall have plenary authority, subject to the provisions of the Plan, to determine the Key Employees and Non-Employee Directors to whom Awards shall be granted, the time at which Awards shall be granted, the term of each Award, the number of Shares covered by it, the effect of participation by a Participant in other plans and any other terms or conditions of each such Award. The number of Shares and other terms and conditions of a particular Award need not be the same even as to

    Awards made at the same time. The Committee's actions in making Awards and fixing their size and other terms and conditions shall be conclusive on all persons.

  (b)
  The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Participants and any other person, whether that person is claiming under or through any Participant or otherwise.

  (c)
  The Board shall designate one of the members of the Committee as the Chairman of the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may make such rules and regulations for the conduct of its business as it shall deem advisable.

  (d)
  To the extent permitted by applicable law, regulation and rules of a stock exchange on which the Shares are listed or traded, the Committee may delegate to the Chief Executive Officer of the Company its authority to grant Awards to Key Employees other than himself, and to determine the terms and conditions thereof; provided that (i) such Awards shall not be granted to officers subject to Section 16 of the Exchange Act or officers who are or may become "covered employees" as defined in Section 162(m) of the Code, and (ii) the terms and conditions of such Awards shall not be inconsistent with the terms and conditions set forth in the forms of Award Agreement approved by the Committee pursuant to Article 5 of the Plan.

  (e)
  No member of the Committee or the Chief Executive Officer shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee, or in the case of the Chief Executive Officer with respect to his service performed in accordance with subsection 3.2(d) above. Such service shall constitute service as a director of the Company, so that the members of the Committee and the Chief Executive Officer shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its By-Laws.

3.3
Performance-Based Awards.

(a)
The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as "performance-based compensation" within the meaning of Section 162(m) of the Code.

(b)
Performance goals may be based on one or more business criteria, including, but not limited to: earnings, earnings per share or earnings per share growth; earnings before interest and taxes, or earnings before interest, taxes, depreciation and/or amortization;

    Share price; total stockholder return, return on assets; net asset turnover; inventory turnover; return on capital or return on invested capital; return on equity; cash flow; net or pre-tax income; profit margin; market share; expense management; revenue; revenue growth; stockholder equity; leverage ratio; investment rating; and debt coverage. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee, and may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole. In addition, the Committee may adjust performance goals for any events that occur during a performance period, including significant acquisitions or dispositions of businesses or assets by the Company; litigation, judgments or settlements; changes in United States tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary items; significant, non-recurring charges or credits; and fluctuations in foreign exchange rates.

  (c)
  With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved, and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

4. Shares Subject to the Plan

4.1
Total Number of Shares.

(a)
The total number of Shares that may be available for Awards under the Plan, including without limitation the total number of Shares that may be subject to ISOs under the Plan, from and after October 9, 2013, shall be 2,500,000 Shares, adjusted in accordance with the provisions of Section 4.3 hereof. The Shares so issued may be Shares held in the treasury or Shares that are authorized but unissued, as elected by the Committee.

(b)
Stock Options and SAR Awards shall reduce the number of Shares available for Awards by one Share for every Share subject to the Stock Option or SAR Award; provided that SARs that may be settled only in cash shall not reduce the number of Shares available for Awards. Stock Awards and Stock Unit Awards settled in Shares shall reduce the number of Shares available for Awards by two Shares for each Share delivered.

(c)
Any Shares subject to issuance with respect to an Award but that are not issued because of a lapse, expiration, cancellation or termination of any such Award, or that have been issued in connection with a Stock Award that is subsequently cancelled or forfeited, shall once again be available for issuance pursuant to subsequent Awards, added back in the same multiple as they were awarded pursuant to Section 1.4(b). The number of Shares delivered by the Participant or withheld by the Company on the Participant's behalf as full or partial payment of an Award, including the exercise price of an Option or of any required withholding taxes with respect to any Award, shall not again be available for issuance pursuant to subsequent Awards and shall count against the aggregate number of Shares that may be issued under the Plan.

4.2    Shares Subject to Awards.    Of the Shares authorized for issuance under the Plan:

  (a)
  The maximum number of Shares with respect to which Options and SARs may be granted under the Plan to any Key Employee in any calendar year is 800,000.

  (b)
  The maximum number of Shares that may be used for Stock Awards and Stock Unit Awards that are intended to qualify as "performance-based" in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any calendar year is 300,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the Award is settled.

4.3    Adjustment.    Any increase or decrease in the number of outstanding Shares of the Company occurring through stock splits, stock dividends, stock consolidations, spin-offs, other distributions of assets to stockholders, or assumptions or conversions of outstanding Awards due to an acquisition after the adoption of the Plan shall be reflected proportionately in an increase or decrease in the aggregate number of Shares then available for the grant of Awards under the Plan or becoming available through the lapse, expiration, cancellation or termination of Awards previously granted but unexercised, and in the number of Shares subject to Awards then outstanding; and a proportionate reduction or increase shall be made in the per Share exercise price of any outstanding Options or SARs. Any fractional Shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Committee shall make such adjustment in the number or class of Shares as to which Awards may thereafter be granted, in the number and class of Shares remaining subject to Awards then outstanding and in the per Share exercise price as the Committee in its discretion may consider appropriate, and all such adjustments shall be conclusive upon all persons.

5. Awards and Award Agreements

Subject to the terms of the Plan, the Committee from time to time may grant Awards to selected Participants. Each Award shall be evidenced by a written Award Agreement, which shall specify the terms and conditions of the Award. An Award Agreement may, in the sole discretion of the Committee, contain a vesting schedule, a non-competition agreement, a confidentiality provision, provisions for forfeiture and such restrictions, condition and other terms as the Committee shall determine in its sole discretion. Award Agreements need not be identical. Further, if provided in the Award Agreement, any Award granted pursuant to the Plan shall expire and be forfeited if (a) the Non-Employee Director or the Key Employee violates a non-competition or confidentiality agreement, any Company policy, or any other conditions set forth in the Award Agreement or in a separate document, (b) the Key Employee violates an employment agreement, (c) the Non-Employee Director's service on the Board terminates, or (d) the Key Employee's employment terminates.

6. Grants of Options

6.1    Grants.    Subject to the terms of the Plan, the Committee may grant Options, which may be NSOs or ISOs if granted to Key Employees and must be NSOs if granted to Non-Employee

Directors. Unless otherwise expressly provided at the time of the grant, Options granted to Key Employees will be NSOs.

6.2
Terms and Conditions of Options.

(a)
Each Option shall be evidenced by a written Option Agreement specifying the terms and conditions of the Option as the Committee may determine, including the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the duration of the Option and the number of Shares to which the Option pertains; provided, however, that no Option shall be credited with any amounts equal to dividends or other distributions that a Participant would have received had the Participant held the Shares subject to an unexercised Option.

(b)
The per Share exercise price of each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.

(c)
Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee in the Option Agreement, provided that the Committee, in its discretion, shall have the power at any time to accelerate the dates for exercise of any or all Options granted to a Non-Employee Director or a Key Employee under the Plan.

(d)
Each Option shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee in the Option Agreement, which shall not be later than the tenth anniversary of the date on which the Option was granted, except as otherwise required under subsection 6.3 of the Plan.

6.3
Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following rules:

  (a)
  The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Shares subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this subsection, so much of the ISO that does not exceed the applicable dollar limit shall be an ISO, and the remainder shall be an NSO, but in all other respects, the original Option Agreement shall remain in full force and effect.

  (b)
  Notwithstanding anything herein to the contrary, if an ISO is granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, (i) the purchase price of each Share subject to the ISO shall be not less than 110% of the Fair Market Value of a Share on the date the ISO is granted, and (ii) the ISO shall expire and all rights to purchase Shares thereunder shall cease no later than the fifth anniversary of the date the Option is granted.

  (c)
  No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or the date the Plan is approved by stockholders of the Company.

6.4
Exercise of Options.

(a)
A person entitled to exercise an Option may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of Shares with respect to which the Option is being exercised and any other information the Committee may prescribe.

(b)
Except as otherwise provided in the Plan or in any Option Agreement, the Participant shall pay the purchase price of the Shares upon exercise of any Option (i) in cash, (ii) in cash received from a broker-dealer to whom the Participant has submitted a notice together with instructions to deliver promptly to the Company the amount of sales proceeds from the sale of Shares subject to the Option to pay the exercise price, (iii) by delivering Shares having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price, (iv) by directing the Company to withhold such number of Shares otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price, (v) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of the foregoing. In the case of payment pursuant to (ii), (iii) or (iv) above, the Participant's election must be made on or prior to the date of exercise and must be irrevocable.

(c)
The Company shall issue, in the name of the Participant, stock certificates representing the total number of Shares issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any Shares purchased by a Participant through a broker-dealer pursuant to subsection (ii) above shall be delivered to such broker-dealer in accordance with applicable law.

7. Grants of Stock Awards

7.1    Grants.    Subject to the terms of the Plan, the Committee may grant Stock Awards to Key Employees and Non-Employee Directors. The terms and conditions of any such Award shall be determined by the Committee at the time of grant.

7.2
Terms and Conditions of Stock Awards.

(a)
Each Stock Award shall be evidenced by a written Stock Award Agreement specifying the terms and conditions of the Award as the Committee may determine, including the number of Shares issuable under the Stock Award and the restrictions on transfer. Further, the Committee, in its discretion, shall have the power at any time to accelerate the dates the restrictions lapse on any or all of the Shares subject to the Stock Award.

(b)
Dividends paid on Stock Awards shall be subject to the following: (i) if the Stock Award is subject to performance-based restrictions as described in Section 3.3, the Company shall accumulate and hold such amounts, and (ii) if the Stock Award is subject only to time-based restrictions, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts. To the extent dividends are held by the Company, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such amounts attributable to the portion of the Stock Award for which the restrictions do not lapse shall be forfeited.

  (c)
  The number of Shares granted under a Stock Award shall be issued to the Participant on the date of grant of such Stock Award or as soon as may be practicable thereafter. Shares issued pursuant to Stock Awards shall be duly issued or transferred, and a certificate or certificates for such Shares shall be issued in the Participant's name. Subject to the restrictions set forth herein and in the related Stock Award Agreement, the Participant shall thereupon be a stockholder with respect to all the Shares represented by such certificate or certificates and shall have all the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares. In aid of such restrictions, certificates for Shares awarded hereunder, together with a suitably executed stock power signed by each Participant, shall be held by a nominee of the Company for the account of such Participant until the restrictions on the Stock Award lapse or such Shares are forfeited to the nominee of the Company as provided by the Plan or the Stock Award Agreement.

8. Grants of Stock Units

8.1    Grants.    Subject to the terms of the Plan, the Committee may grant Stock Units to Key Employees and Non-Employee Directors. Each Stock Unit shall entitle the Key Employee or Non-Employee Director to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one Share or cash equal to the Fair Market Value of one Share on the date of such event, as provided in the Stock Unit Agreement. The terms and conditions of any such Award shall be determined by the Committee at the time of grant.

8.2
Terms and Conditions of Stock Unit Awards.

(a)
Each Stock Unit Award shall be evidenced by a written Stock Unit Award Agreement specifying the terms and conditions of the Award as the Committee may determine, including the number of Shares issuable under the Stock Unit Award, the restrictions on transfer and the form of settlement. Further, the Committee, in its discretion, shall have the power at any time to accelerate the dates the restrictions lapse on any or all of the Stock Units.

(b)
A Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in Shares. A Stock Unit Agreement may provide that, until the Stock Units are settled in Shares or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Shares, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual Shares. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (i) if such Stock Unit Award is subject to performance-based restrictions as described in Section 3.3, the Company shall accumulate and hold such amounts, and (ii) if such Stock Unit Award is subject only to time-based restrictions, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts. To the extent such amounts are held by the Company, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject, and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

  (c)
  Upon settlement of Stock Units in Shares, the Company shall issue, in the name of the Participant, stock certificates representing a number of Shares equal to the number of Stock Units being settled.

9. Grants of SARs

9.1    Grants.    Subject to the terms of the Plan, the Committee may grant SARs to Key Employees. Upon exercise, an SAR entitles the Key Employee to receive from the Company the number of Shares having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of Shares with respect to which the SAR is being exercised. Cash shall be delivered in lieu of any fractional Shares. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligations arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such Shares on the date of exercise. The terms and conditions of any such Award shall be determined at the time of grant.

9.2
Terms and Conditions of SARs.

(a)
Each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the SAR exercise price, the duration of the SAR, the number of Shares to which the SAR pertains and the form of settlement. Further, the Committee, in its discretion, shall have the power at any time to accelerate the dates for exercise of any or all SARs.

(b)
The per Share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted.

(c)
Each SAR shall expire and all rights thereunder shall cease on the date fixed by the Committee in the SAR Agreement, which shall not be later than the tenth anniversary of the date on which the SAR was granted.

(d)
A person entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of Shares with respect to which the SAR is being exercised and any other information the Committee may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Key Employee, stock certificates representing the total number of full Shares to which the Key Employee is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, or any resulting fractional Share, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Key Employee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the Shares it would otherwise be obligated to deliver.

10.  Non-Transferability of Awards

10.1    No Award or rights under any Award shall be transferable otherwise than by will or the laws of descent and distribution, and the rights and the benefits of any such Award may be exercised and received, respectively, during the lifetime of the Participant only by him or her.

10.2    Notwithstanding the provisions of the preceding paragraph, a Participant, at any time prior to his or her death, may assign all or any portion of an Option granted to him or her (other than an ISO) to (a) his or her spouse or lineal descendant, (b) the trustee of a trust for the primary benefit of his or her spouse or lineal descendant, (c) a partnership of which his or her spouse and lineal descendants are the only partners, or (d) a tax exempt organization as described in Section 50l(c)(3) of the Code. In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Participant with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein, and in the related Option Agreement, immediately prior to the effective date of the assignment. Any such assignment will be permitted only if the Participant does not receive any consideration therefor, and the assignment is expressly approved by the Company. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Company on or prior to the effective date of the assignment.

11.  Change in Control

In addition to the Committee's authority set forth in Section 3, upon a Change in Control of the Company, the Committee is authorized and has sole discretion as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide that (i) all outstanding Awards shall become fully vested and exercisable, and (ii) all restrictions applicable to all Awards shall terminate or lapse; (b) provide for the purchase of any outstanding Stock Option or SAR for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby; (c) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (d) cause any such Award then outstanding to be assumed by the acquiring or surviving entity after such Change in Control.

12.  Book Entry Form

Notwithstanding the foregoing provisions of the Plan, the Company, in lieu of issuing stock certificates pursuant to an Award, may reflect the issuance of Shares to a Participant on a non-certificated basis, with the ownership of such Shares by the Participant evidenced solely by book entry in the records of the Company's transfer agent; provided, however, that upon the written request of the Participant, the Company shall issue, in the name of the Participant, stock certificates representing such Shares.

13.  Taxes

In connection with any Award, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all minimum federal, state, local and foreign withholding tax requirements prior to the delivery by the Company of cash or any certificates for Shares. The Participant may elect to satisfy his or her tax withholding obligation by (a) cash payment, (b) directing the Company to withhold a portion of the Shares otherwise distributable to the Participant, (c) by transferring to the Company a certain number of Shares (either subject to such Award or previously owned) with an aggregate Fair Market Value equal to the amount required to be withheld, (d) in cash from a broker-dealer to whom the Participant has submitted a notice together with instructions to deliver promptly to the Company the amount of sales proceeds from the sale of Shares subject to the Award to pay the withholding taxes, or

(e) by any combination thereof. In the case of payment pursuant to (b), (c) or (d) above, the Participant's election must be made on or prior to the date of exercise and must be irrevocable.

14.  Postponement

The Committee may postpone any grant, exercise or settlement of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (a) to effect, amend or maintain any necessary registration of the Plan or the Shares issuable pursuant to an Award under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (b) to permit any action to be taken in order to (i) list such Shares on a stock exchange if Shares are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for the Shares, including any rules or regulations of any stock exchange on which the Shares are listed, or (c) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue Shares in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the term of an Award and neither the Company nor its directors or officers shall have any obligation or liability to a Participant, the Participant's successor, or any other person with respect to any Shares as to which the Award shall expire because of such postponement or as to which issuance under an Award is delayed.

15.  Stockholder Status

No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

16.  Termination or Amendment of Plan and Award Agreements

16.1 Termination or Amendment of Plan.

  (a)
  The Board may at any time terminate, suspend, or modify the Plan without approval of stockholders unless such approval is required by applicable law, regulation, or rule of any stock exchange on which the Shares are listed. No termination, suspension, or modification of the Plan shall adversely affect in any material way any right of any Participant or any successor under an Award granted before the date of such termination, suspension or modification, without the written consent of the Participant or successor; provided that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4.3 does not adversely affect any such right.

  (b)
  Any member of the Board who is an officer or employee of the Company shall be without vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

16.2    Amendment of Award Agreements.    The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant or successor under any outstanding Award Agreement in any material way without the written consent of the Participant or successor, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed.

16.3    Repricing of Stock Options and SARs.    Notwithstanding the foregoing, there shall be no amendment to the Plan or any Award Agreement that results in the repricing of Options or SARs without stockholder approval. For this purpose, repricing includes a reduction in the exercise price of the Option or SAR, the cancellation of an Option or SAR in exchange for cash, Options or SARs with an exercise price less than the exercise price of the cancelled Options or SARs, Stock Awards, Stock Units or any other consideration provided by the Company but does not include any adjustment described in Section 4.3.

17.  Tenure

Nothing contained in the Plan shall be construed as a contract of employment between the Company or a Subsidiary and any person, nor shall the Plan be deemed to give any person the right to be retained in the employ of the Company or a Subsidiary or as a Non-Employee Director of the Board, to limit the right of the Company or a Subsidiary to employ or discharge any person with or without cause, or to discipline any Key Employee.

18.  Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association, or other entity, or to grant options to, or assume options of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of all or any part of the business and assets of any person, firm, corporation, association, or other entity.

19.  Loan Agreements

Each Award shall be subject to the condition that the Company shall not be obligated to issue or transfer its Shares or to pay an amount in cash to the Participant thereof on its exercise, or otherwise, if the Committee or the Board determines that such issuance, transfer, or payment would violate any covenant in any loan agreement or other contract to which the Company or a Subsidiary is a party.

20.  Governing Law

The Plan, and all Awards and agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois and, in the case of ISOs, Code Section 422 and regulations issued thereunder.

21.  Effective Date and Term of Plan

21.1    Effective Date.    The Plan has been adopted by the Committee, and is effective, as of the date it is approved by the stockholders of the Company at the Company's annual meeting of stockholders held on October 9, 2013 and any adjournment or postponement thereof. In the event the Plan is not approved by stockholders of the Company at its 2013 annual meeting, the Plan shall have no effect.

21.2    Term of Plan.    Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the tenth anniversary of the Plan's effective date set forth in Section 21.1 above.

EXHIBIT B — RECONCILIATION OF NON-GAAP MEASURES

Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of generally accepted accounting principles.

This proxy statement uses earnings per share for the twelve-month period ending May 31, 2013 exclusive of the defense logistics program charge to evaluate its financial results and trends. The Company believes this presentation is useful for readers of this proxy statement.

AAR CORP. (Consolidated results)	Twelve Months Ended May 31, 2013
Earnings per share before special items	$1.85
Less diluted earnings per share impact of $29.8 million defense logistics program charge in 2013	($0.47)
Earnings per share — diluted	$1.38

In addition, (i) Fiscal 2013 fee cash flow of $125.3 million is calculated as follows: Fiscal 2013 cash from operations of $162.9 million less Fiscal 2013 capital expenditures of $37.6 million; and (ii) Fiscal 2013 reduction in net debt of $91 million is calculated as follows: reduction in total debt at May 31, 2013 as compared with May 31, 2012 of $83 million, plus the increase of cash at May 31, 2013 as compared with May 31, 2012 of $8 million.

B-1

See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000184624_1 R1.0.0.51160 AAR CORP. AAR CORP. ONE AAR PLACE 1100 NORTH WOOD DALE ROAD WOOD DALE, IL 60191 Annual Meeting August 19, 2013 October 09, 2013 October 09, 2013 9:00 AM CDT AAR CORP. One AAR Place 1100 North Wood Dale Road Wood Dale, IL 60191

Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . XXXX XXXX XXXX Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX 0000184624_2 R1.0.0.51160 1. Notice & Proxy Statement 2. Annual Report Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 24, 2013 to facilitate timely delivery.

Voting items 0000184624_3 R1.0.0.51160 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Norman R. Bobins 02 Ronald R. Fogleman 03 James E. Goodwin 04 Marc J. Walfish The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Advisory vote on executive compensation. 3. Approval of the AAR CORP. 2013 Stock Plan. 4. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending May 31, 2014. NOTE: As to any other business as may properly come before the meeting or any adjournment or postponement thereof, this Proxy will be voted in the discretion of the proxies.

0000184624_4 R1.0.0.51160

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000184625_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Norman R. Bobins 02 Ronald R. Fogleman 03 James E. Goodwin 04 Marc J. Walfish AAR CORP. ONE AAR PLACE 1100 NORTH WOOD DALE ROAD WOOD DALE, IL 60191 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Advisory vote on executive compensation. 3. Approval of the AAR CORP. 2013 Stock Plan. 4. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending May 31, 2014. NOTE: As to any other business as may properly come before the meeting or any adjournment or postponement thereof, this Proxy will be voted in the discretion of the proxies. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000184625_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . AAR CORP. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders The undersigned hereby appoints DAVID P. STORCH and ROBERT J. REGAN, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 2013 Annual Meeting of Stockholders of AAR CORP. to be held at 9:00 AM Central Time on October 9, 2013, at One AAR Place, 1100 North Wood Dale Road, Wood Dale, IL 60191, or any adjournment or postponement thereof, and to vote, as designated on the reverse side of this Proxy, all shares of AAR CORP. Common Stock that the undersigned is entitled to vote. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations on the reverse side. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side